Exhibit 10.1

                    STOCK PURCHASE AGREEMENT

                              AMONG

                    GOLDEN ALUMINUM COMPANY,

                 CROWN CORK & SEAL COMPANY, INC.

                               AND

                     ACX TECHNOLOGIES, INC.



                    Dated as of March 1, 1997

                        TABLE OF CONTENTS

                                                             Page

ARTICLE I
     THE TRANSACTION     . . . . . . . . . . . . . . . . . . . 1
       1.1  Sale and Purchase of Stock . . . . . . . . . . .  1
       1.2  The Initial Payment   . . . . . . . . . . . . . . 1
       1.3  Deferred Payment  . . . . . . . . . . . . . . . . 2
       1.4  Included Assets   . . . . . . . . . . . . . . . . 4

ARTICLE II
     CLOSING AND CERTAIN MATTERS   . . . . . . . . . . . . . . 4
       2.1  Closing . . . . . . . . . . . . . . . . . . . . . 4
       2.2  Items to be Delivered at Closing  . . . . . . . . 4

ARTICLE III
     STOCK PUT OPTION    . . . . . . . . . . . . . . . . . . . 4
       3.1  Stock Put Option  . . . . . . . . . . . . . . . . 4
       3.2  Exercise of the Stock Put Option  . . . . . . . . 4
       3.3  Expiration of the Stock Put Option    . . . . . . 5
       3.4  Included Assets   . . . . . . . . . . . . . . . . 5

ARTICLE IV
     SELLER STOCK RIGHT  . . . . . . . . . . . . . . . . . . . 5
       4.1  Exercise of the Seller Stock Right.   . . . . . . 5
       4.2  Expiration of the Seller Stock Purchase Right   . 6

ARTICLE V
     REPRESENTATIONS AND WARRANTIES OF SELLER      . . . . . . 6
       5.1  Organization6
       5.2  Capitalization and Ownership; Power and Authority  6
       5.3  Subsidiaries. . . . . . . . . . . . . . . . . . . 7
       5.4  Qualification; Location of Business   . . . . . . 7
       5.5  Corporate Power; Authorization; and Enforceability 7
       5.6  Consents    . . . . . . . . . . . . . . . . . . . 7
       5.7  Financial Statements  . . . . . . . . . . . . . . 8
       5.8  No Liabilities    . . . . . . . . . . . . . . . . 8
       5.9  Tax and Other Returns and Reports     . . . . . . 8
       5.10 No Changes   . . . . . . . . . . . . . . . . . . 10
       5.11 Compliance with Law; Authorizations  . . . . . . 10
       5.12 Transactions With Related Parties    . . . . . . 11
       5.13 Litigation   . . . . . . . . . . . . . . . . . . 11
       5.14 Title; Condition of Included Assets  . . . . . . 12
       5.15   Insurance  . . . . . . . . . . . . . . . . . . 12
       5.16 Contracts; Compliance  . . . . . . . . . . . . . 12
       5.17 No Conflicts . . . . . . . . . . . . . . . . . . 13
       5.18 Labor Matters    . . . . . . . . . . . . . . . . 13
       5.19 Employee Benefit Plans and Arrangements    . . . 13
       5.20 Patents and Intellectual Property Rights   . . . 18
       5.21 Environmental Matters  . . . . . . . . . . . . . 20
       5.22 Real Property    . . . . . . . . . . . . . . . . 23
       5.23 Compensation Arrangements; Bank Accounts; Officers
            and Directors    . . . . . . . . . . . . . . . . 25
       5.24 Disclosure   . . . . . . . . . . . . . . . . . . 25

ARTICLE VI
     REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . 26
       6.1  Corporate Existence   26
       6.2  Corporate Power; Authorization; and Enforceability 26
       6.3  No Conflicts . . . . . . . . . . . . . . . . . . 26
       6.4  Consents     . . . . . . . . . . . . . . . . . . 26
       6.5  Investment Representation  . . . . . . . . . . . 26

ARTICLE VII
     CERTAIN OBLIGATIONS OF THE PARTIES . . . . . . . . . . . 27
       7.1  Agreements of Seller and the Company Pending the
            Closing . . . . . . . . . . . . . . . . . . . . .27
       7.2  Agreements of Buyer Pending the Closing   . . . .28
       7.3  Hart-Scott-Rodino Act  . . . . . . . . . . . . . 28
       7.4  Assignment of Certain Intellectual Property    . 29
       7.5  Assumption and Discharge of Liabilities    . . . 29
       7.6  Conditions of the Stock Put Option   . . . . . . 29
       7.7  [Intentionally Omitted]    . . . . . . . . . . . 30
       7.8  Employee Benefits. . . . . . . . . . . . . . . . 30
       7.9  338(h)(10) Elections   . . . . . . . . . . . . . 34
       7.10 Certain Tax Matters Incident to the Exercise of the
            Stock Put Option . . . . . . . . . . . . . . . . 34
       7.11 Certain Tax Matters    . . . . . . . . . . . . . 35
       7.12 Review Committee . . . . . . . . . . . . . . . . 35

ARTICLE VIII
     INDEMNIFICATION      . . . . . . . . . . . . . . . . . . 35
       8.1  Indemnification By Seller  . . . . . . . . . . . 35
       8.2  Indemnification by Buyer   . . . . . . . . . . . 37
       8.3  Indemnification Procedures . . . . . . . . . . . 39
       8.4  Claims Against the Company . . . . . . . . . . . 40

ARTICLE IX
     TAX INDEMNIFICATION  . . . . . . . . . . . . . . . . . . 40
       9.1  Liability and Indemnity for Pre-Closing Taxes  . 40
       9.2  Preparation of Returns and Payment of Taxes    . 41
       9.3  Subsequent Adjustments . . . . . . . . . . . . . 42

ARTICLE X
     CONDITIONS PRECEDENT TO THE CLOSING      . . . . . . . . 42
       10.1 Conditions Precedent to the Obligations of Buyer  42
       10.2 Conditions Precedent to the Obligations of Seller 44

ARTICLE XI
     POST CLOSING MATTERS     . . . . . . . . . . . . . . . . 44
       11.1 Maintenance of Books and Records . . . . . . . . 44
       11.2 Payments Received. . . . . . . . . . . . . . . . 45
       11.3 Cooperation  . . . . . . . . . . . . . . . . . . 45
       11.4 Certain Covenants of Seller. . . . . . . . . . . 45
       11.5 Certain Covenants of Buyer . . . . . . . . . . . 46
       11.6 Default on Certain Indebtedness  . . . . . . . . 47
       11.7 Board Appointment. . . . . . . . . . . . . . . . 48

ARTICLE XII
     TERMINATION    . . . . . . . . . . . . . . . . . . . . . 48
       12.1 Termination  . . . . . . . . . . . . . . . . . . 48
       12.2 Effect of Termination  . . . . . . . . . . . . . 49

ARTICLE XIII
     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . 49
       13.1 Brokers' and Finders' Fees . . . . . . . . . . . 49
       13.2 Expenses     . . . . . . . . . . . . . . . . . . 49
       13.3 Contents of Agreement; Parties in Interest;    . 50
       13.4 Assignment and Binding Effect    . . . . . . . . 50
       13.5 Waiver . . . . . . . . . . . . . . . . . . . . . 50
       13.6 Notices. . . . . . . . . . . . . . . . . . . . . 50
       13.7 Governing Law    . . . . . . . . . . . . . . . . 51
       13.8 No Benefit to Others   . . . . . . . . . . . . . 51
       13.9 Headings, Gender and "Person"    . . . . . . . . 51
       13.10  Schedules and Exhibits   . . . . . . . . . . . 52
       13.11  Survival   . . . . . . . . . . . . . . . . . . 52
       13.12  Severability   . . . . . . . . . . . . . . . . 52
       13.13  Counterparts   . . . . . . . . . . . . . . . . 52


                    STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of March 1, 1997, among GOLDEN ALUMINUM COMPANY, a Colorado corporation ("GAC"), CROWN CORK & SEAL COMPANY, INC., a Pennsylvania corporation ("Buyer"), and ACX TECHNOLOGIES, INC., a Colorado corporation ("Seller").

                           BACKGROUND

     A. GAC is in the business of manufacturing and selling aluminum rigid container sheet and flat rolled aluminum products produced through a continuous cast mini-mill process (the "Business"). GAC operates the Business primarily at two aluminum rolling mills located at Fort Lupton, Colorado (the "Colorado Mill") and San Antonio, Texas (the "Texas Mill"). The Business also includes the operations of an aluminum collection facility located at Denver, Colorado (the "Recycling Facility"), and the following wholly-owned subsidiaries of GAC: GAC Technology Company, a Colorado corporation, and Golden Engineering AG, a Swiss corporation (the "Subsidiaries"). (GAC and the Subsidiaries are hereinafter collectively referred to as the "Company".) The Business of the Company is carried on as an autonomous and distinct business under the name of Golden Aluminum Company. Seller is the sole owner of all of GAC's issued and outstanding capital stock (the "Stock").

     B. Upon and subject to the terms and conditions contained in this Agreement, Seller desires to sell and Buyer desires to purchase all of the Stock.

                              TERMS

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows.


                           ARTICLE I.
                         THE TRANSACTION

     1.1 Sale and Purchase of Stock. At the Closing, as defined in Section 2.1 below, Seller shall sell and assign to Buyer and Buyer will purchase from Seller, the Stock free and clear of all liens and encumbrances for an aggregate purchase price of $70,000,000 (as adjusted under Section 1.2(b) below), payable as follows:


     1.2  The Initial Payment.

          (a) Initial Payment. The Initial Payment of the purchase price for the Stock (the "Initial Payment") shall be $10,000,000. The Initial Payment shall be non-refundable and absolute in all events, notwithstanding anything in this Agreement to the contrary or otherwise. Subject to the terms and conditions of this Agreement, Seller shall pay the Initial Payment on the Closing Date by wire transfer of immediately available funds to an account designated in writing by Seller.

          (b) Spare Parts. Within 30 days after the Closing, Buyer shall pay Seller $1,970,000 as the purchase price of the spare parts related to the Business which are included in the Included Assets as defined in Section 1.4. Payment of such amount shall be by wire transfer of immediately available funds, and shall be net of the amount of accrued vacation pay to be paid by Seller to Buyer under Section 7.8(f).

          (c) Work In Process and Raw Materials. Seller shall pay for the raw materials and work in process set forth on
Schedule 1.2 that exist on the Closing Date in accordance with
Schedule 1.2(c).


     1.3  Deferred Payment.

          (a) Primary Deferred Payment. Unless Buyer first exercises the Stock Put Option (as defined in Section 3.1) pursuant to Article III and in accordance with the other terms and conditions of this Agreement, including Section 7.6 hereof, Buyer shall at any time after the Closing but in no event later than the earlier of (i) 10 business days after a Trigger Event (defined below) and (ii) the second anniversary of the Closing Date, pay to Seller $60,000,000 (the "Primary Deferred Payment") plus the amount of cash or Buyer common stock constituting the Secondary Deferred Payment, as defined below. The Primary Deferred Payment and the Secondary Deferred Payment are collectively referred to as the "Deferred Payment". All amounts of Deferred Payment payable in cash shall be paid by wire transfer of immediately available funds to an account designated in writing by Seller. Buyer shall give Seller at least five (5) days written notice (the "Deferred Payment Notice") prior to payment of the Deferred Payment.

          (b) Secondary Deferred Payment. The amount of the Secondary Deferred Payment shall be calculated based on the amount of time that elapses after the Closing during which the Buyer does not exercise its Stock Put Option: for each month (or part of a month) commencing with the Closing Date and until Buyer pays the Deferred Payment, Seller shall accrue the right to receive $210,000, provided that, in no event shall the Secondary Deferred Payment be less than $2,520,000 or more than $5,040,000.

          (c) Cash or Buyer Common Stock or Seller Stock Percentage. The Secondary Deferred Payment shall be paid in cash unless in the Deferred Payment Notice Buyer elects to pay the Secondary Deferred Payment in common stock of Buyer. In such case, such payment shall be made by delivery to Seller of certificates for the total number of shares of Buyer common stock having an aggregate Fair Market Value equal to the amount of the Secondary Deferred Payment. Fair Market Value shall mean the average for the ten (10) business days on which trading of Buyer common stock occurred on the New York Stock Exchange (the "NYSE") next preceding the date of the Deferred Payment Notice of the closing price per share of Buyer common stock as reported by the NYSE for composite transactions. Notwithstanding the foregoing provisions of this Section 1.3(c), Seller shall have the right, prior to the expiration of the 5-day Deferred Payment Notice period, to elect, by giving written notice thereof to Buyer within such 5-day period, to receive as the Secondary Deferred Payment, in lieu of either cash or common stock of Buyer as aforesaid, a percentage (the "Seller Stock Percentage") of the total number of shares of GAC common stock outstanding at the time of Buyer's payment of the Primary Deferred Payment to Seller (the "Seller Stock Right"). The Seller Stock Percentage shall be calculated based on the amount of time that elapses after Closing during which the Buyer does not exercise its Stock Put Option: for each month (or part of a month) commencing with the Closing Date and until Buyer pays the Deferred Payment, Seller shall accrue the right to receive 0.3% of the total number of shares of GAC common stock outstanding at the time of payment of the Primary Deferred Payment, provided that, in no event shall the Seller Stock Right entitle the Seller to receive less than 3.6% or more than 7.2% of the total number of shares of GAC common stock outstanding at the time of such payment.

          (d) Fully Paid, etc.. The shares of Buyer common stock delivered as part of the Secondary Deferred Payment shall be validly issued, fully paid and nonassessable, and free and clear of all liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances of whatever nature.

          (e) Investment Representation. As a condition to the receipt of Buyer common stock, Seller shall deliver to Buyer an agreement to the effect that Seller is acquiring the Buyer common stock solely for its own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"); Seller does not have any present intention of selling, offering to sell or otherwise disposing of or distributing the Buyer common stock it is acquiring; Seller will not transfer such Buyer common stock except in accordance with the Securities Act; and that the certificates for such Buyer common stock will contain the following legend: The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred except upon proof satisfactory to the issuer of compliance with the registration provisions thereof or the availability of an exemption therefrom.

          (f) Sooner Trigger of Deferred Payment. A Trigger Event, the occurrence of which shall obligate Buyer to pay the Deferred Payment, shall mean (i) the sale, pledge, mortgage, assignment, transfer or other disposition of any of the Stock or any substantial portion of the Included Assets including any substantial portion of the intellectual property included in the Included Assets or a substantial portion of the assets comprising either the Colorado Mill or the Texas Mill included in the Included Assets having an aggregate value of at least $500,000, and (ii) the abandonment or substantial discontinuation of the operations of either the Colorado Mill or the Texas Mill for a period of 90 continuous days.


     1.4 Included Assets. As of Closing, the Company's assets shall include all the property, plant and equipment, including the Colorado Mill and the Texas Mill, all the spare parts, all raw materials and work in process, and all the intellectual property used or proposed to be used in connection with the Business and the Recycling Facility, including the items set forth on Schedule 1.4 (the "Included Assets").



                           ARTICLE II
                   CLOSING AND CERTAIN MATTERS


     2.1 Closing. A pre-closing under this Agreement took place on February 28, 1997 at 10:00 a.m. local time at the offices of Holme Roberts & Owen LLP. The Closing and the effective time of the Closing shall be at 12:01 a.m. on March 1, 1997, or on such other date as may be mutually agreed upon in writing by the parties. The effective time of the Closing is sometimes herein referred to as the "Closing Date."


     2.2 Items to be Delivered at Closing. At the Closing and subject to the terms and conditions herein contained:

          (a) Seller shall deliver to Buyer certificates evidencing the Stock, accompanied by stock powers duly executed in blank or duly executed instruments of transfer, and any other documents that are necessary to transfer to Buyer good title to the Stock, free and clear of all liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances of whatever nature.

          (b) Buyer shall deliver to Seller by wire transfer the Initial Payment.

          (c) The parties hereto shall also deliver to each other the agreements, certificates, opinions of counsel and other documents and instruments required to be delivered pursuant to
Section 10.1 and Section 10.2 of this Agreement.


                           ARTICLE III
                        STOCK PUT OPTION


     3.1 Stock Put Option. After the Closing, subject to the terms and conditions of this Agreement, including Section 7.6 hereof, Buyer shall have the option (the "Stock Put Option"), exercisable as set forth in Section 3.2 below, to reconvey the Stock to Seller (or its designee) in exchange for cancellation and satisfaction of Buyer's obligation to pay the Deferred Payment.


     3.2 Exercise of the Stock Put Option. Buyer may exercise the Stock Put Option by providing written notice (the "Put Notice") to Seller on or before the 90th day prior to the second anniversary of the Closing. At any time prior to the 60th day after the Put Notice is given, Buyer may revoke such Put Notice by providing written notice of such revocation (a "Revocation Notice") to Seller. Unless Buyer provides Seller a Revocation Notice, Seller shall purchase the Stock at a closing which shall take place at Buyer's principal corporate office no later than ninety (90) days after the date the Put Notice is given or, if such 90th day is not a business day, the next business day after such 90th day (the "Stock Put Closing"). At the Stock Put Closing, Buyer shall deliver the certificates evidencing the Stock accompanied by stock powers duly executed in blank or duly executed instruments of transfer, and any other documents that are necessary to transfer to Seller good title to the Stock, free and clear of all liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances of whatever nature; and concurrently with such delivery, Seller shall deliver to Buyer a release of Buyer's obligation to deliver the Deferred Payment. Also at the Stock Put Closing, Buyer shall deliver a waiver and release (substantially in the form of Exhibit A) of any and all claims (other than claims arising directly pursuant to this agreement) Buyer may have, now or in the future against GAC and the Subsidiaries and their respective directors, officers, employees or agents. At the request of Seller at any time after the original exercise of the Put Notice, Buyer will provide such notice to employees of the Company as required by the Worker Adjustment and Retraining Notification Act, in respect of termination of employees reasonably expected by Buyer and Seller to occur after the Stock Put Closing.


     3.3 Expiration of the Stock Put Option. The Stock Put Option and all other rights granted to Buyer under this Article III shall expire at 5:00 p.m., Mountain Time, on the earlier of the second anniversary of the Closing and the date of payment of the Deferred Payment by Buyer.


     3.4 Included Assets. As of the Stock Put Closing, the Company's assets shall include the Included Assets (or any replacement assets of substantially equal value). The Included Assets will include all improvements to the Included Assets, provided that Buyer may remove, and not include among the Included Assets transferred at the Stock Put Closing, any improvements that may be removed without damage to the Included Assets. The Included Assets will include all improvements to the intellectual property comprising the Included Assets.



                           ARTICLE IV
                       SELLER STOCK RIGHT

     4.1 Exercise of the Seller Stock Right. If the Secondary Deferred Payment is to be made by exercise of the Seller Stock Right, then Seller shall receive the Seller Stock Percentage of GAC common stock as provided in Section 1.3(c) upon receipt from Buyer of the Primary Deferred Payment. Closing thereunder shall take place at Buyer's principal corporate office (the "Seller Stock Right Closing"). At the Seller Stock Right Closing, Buyer will deliver to Seller the Primary Deferred Payment by wire transfer of immediately available funds and certificates evidencing the ownership of a percentage of the total outstanding common stock of GAC equal to the Seller Stock Percentage, free and clear of all liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances of whatever nature, except as provided in the Shareholders Agreement attached hereto as Exhibit B (the "Shareholders Agreement"). At the Seller Stock Right Closing, Seller shall deliver to Buyer a copy of the Shareholders Agreement executed by it and Buyer shall deliver and cause GAC to deliver a copy of the Shareholders Agreement executed by it. Seller and Buyer agree that the cash price payable by Buyer or the Company, as the case may be, with respect to its exercise, if any, of the right of first refusal contained in Sections 3.2 and
3.3 of Shareholders Agreement, as applicable shall be the amount of the Secondary Deferred Payment calculated in accordance with
Section 1.3(b) of this Agreement.


     4.2 Expiration of the Seller Stock Purchase Right. The Seller Stock Right and all other rights granted to Seller under this Article IV shall expire upon the prior exercise, effected in accordance with the terms and conditions of this Agreement, including Section 7.6, of the Stock Put Option by Buyer.


                            ARTICLE V
            REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as set forth below.

     For purposes of this Agreement, "Material Adverse Effect" shall mean any event, change, occurrence or condition, singly or together with any other event, change, occurrence or condition, which would have a material adverse effect on the condition, financial or otherwise, of the Business.


     5.1 Organization. Each of Seller and GAC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. GAC has all requisite power and authority to own or lease its properties and assets as now owned or leased and to carry on its business as and where now being conducted. Copies of GAC's articles of incorporation and bylaws, as amended to date, have been delivered to Buyer and are correct, complete and in full force and effect.


     5.2 Capitalization and Ownership; Power and Authority. GAC's authorized capital stock consists solely of 100 shares of common stock, par value $1.00 per share, 100 of which are currently issued and outstanding and none of which are held in its treasury. The authorized capital stock of each of the Subsidiaries is set forth on Schedule 5.2. All of such outstanding shares of GAC capital stock and the Subsidiaries capital stock have been duly authorized, have been validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding binding upon GAC or the Subsidiaries, and were issued in compliance with all applicable federal and state securities or "blue-sky" laws and regulations. There are no outstanding options, warrants, rights, agreements, calls, commitments or demands of any character relating to the capital stock of the Company and no securities convertible into or exchangeable for any of such capital stock. Seller is the sole record and beneficial owner of the shares of Stock, and GAC or a Subsidiary is the sole record and beneficial owner of the outstanding shares of the capital stock of each of the Subsidiaries with the exception of three director qualifying shares of Golden Engineering AG which are owned of record by directors but which are beneficially owned by the Company, free and clear of any lien, security interest, restriction, encumbrance or claim.


     5.3 Subsidiaries. Except for the Subsidiaries, GAC does not or as of the Closing Date will not, directly or indirectly, own any stock of, or any other interest in, any other corporation, joint venture, partnership, trust or other business entity. The Subsidiaries are corporations duly organized, validly existing and each Subsidiary is in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets; is duly qualified or licensed to do business as a foreign corporation in good standing in jurisdictions listed on
Schedule 5.3, which are all the jurisdictions in which ownership or leasing of property or the conduct of its business requires such qualification. The copies of the governing instruments of the Subsidiaries heretofore delivered to Buyer are complete and correct copies of such instruments as presently in effect.


     5.4 Qualification; Location of Business. GAC is duly qualified and in good standing as a foreign corporation, and is duly authorized to do business in the jurisdictions set forth on
Schedule 5.4, which jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by it make such qualification necessary.


     5.5 Corporate Power; Authorization; and Enforceability. Each of Seller and the Company has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Seller and the Company have been duly authorized by all necessary corporate and shareholder action. Upon delivery to Buyer at the Closing of certificates representing the Stock in accordance herewith, Buyer will acquire good and valid title to such Stock, free and clear of all liens, claims, security interests, pledges, charges, equities, options, restrictions and encumbrances of whatsoever nature. This Agreement and all the other agreements and instruments required to be executed and delivered by the Seller or the Company in connection with or pursuant hereto have been duly executed and delivered by Seller and the Company and constitute the legal, valid and binding obligation of the Company or the Seller, as applicable, enforceable in accordance with its terms.


     5.6 Consents. Except as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and except for those that have been obtained, no consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or the conduct by the Company of the Business after the Closing without interruption or delay.


     5.7 Financial Statements. Seller has delivered to Buyer copies of (a) the consolidated balance sheet of Seller at December 31, 1995 and the related statements of income and cash flow for the year then ended and (b) the unaudited consolidated balance sheet of Seller at December 31, 1996 before giving effect to write-downs associated with the decision to discontinue operations and the related statements of income and cash flow for such interim period (collectively, the "Financial Statements"). The Financial Statements (a) have been prepared in accordance with generally accepted accounting principles consistently applied, (b) are correct and complete and in accordance with the books and records of the Company, and (c) fairly present the consolidated results of operations, financial position, assets, liabilities and cash flow of the Company as at their respective dates or for the respective periods covered thereby. The Financial Statements as at and for the period ending December 31, 1995 have been audited in accordance with generally accepted accounting principles and certified by Price Waterhouse LLP, independent accountants for the Company.


     5.8 No Liabilities. At the Closing, the Company will not have any liability or obligation of any nature whatsoever, secured or unsecured, known or unknown, whether due or to become due, absolute, accrued, contingent or otherwise, including liabilities for or in respect of federal, state and local taxes and any interest or penalties relating thereto, except liabilities assumed by Seller pursuant to Section 7.5 hereof and except liabilities in respect of performance subsequent to the Closing Date under (a) the contracts disclosed on Schedule 5.16, and (b) the licenses, sublicenses, consents and other agreements disclosed on Schedule 5.20 (the liabilities so disclosed on Schedules 5.16 and 5.20 being called "Assumed Liabilities").


     5.9  Tax and Other Returns and Reports.

          (a)  For purposes of this Agreement:

               "Code" means the Internal Revenue Code of 1986, as amended.

               "Returns" mean returns, report or other documents related to Taxes, including all accompanying schedules.

               "Taxes" means any Federal, state, local and foreign income, payroll, withholding, excise, sales, use, license, lease, personal and other property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, employment, severance, stamp, premium, windfall profits, social security (or similar unemployment), disability, transfer, registration, value-added, alternative or add-on minimum, estimated, capital stock and franchise, goods and services, health, social services and education taxes; all customs, import and export taxes or duties; and all unemployment insurance and health insurance premiums, and other tax of any kind whatsoever, including interest, penalties and fines on any of the foregoing, whether or not disputed.

          (b) The Company has, or Seller has with respect to the Company, (i) timely filed all Returns required to be filed; (ii) timely paid in full all Taxes due; and (iii) paid all other Taxes for which a notice of assessment or demand for payment has been received except for Taxes not yet due or Taxes being contested in good faith by appropriate proceedings. All Returns have been prepared in accordance with all applicable laws and requirements and accurately reflect the taxable income (or other measure of Tax base) of the Company. All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected and have been timely paid over to the appropriate Tax authority.

          (c) Except as disclosed on Schedule 5.9, there are no proposed assessments of Taxes against the Company or proposed adjustments to any Returns filed that are pending against the Company. Except as disclosed on Schedule 5.9, the statute of limitations (as extended by any waiver or consent) with respect to each Return of the Company, or of the Seller group with respect to the Company, has expired. Except as disclosed on
Schedule 5.9, no Return filed by or with respect to the Company is being examined by, and no written notification of intention to examine has been received from, any Tax authority. No currently pending issues have been raised in writing by any Tax authority in connection with any Return filed by or with respect to the Company. There are no actions, suits, proceedings, investigations, audits or claims now pending or threatened against the Company in respect of any Taxes. Schedule 5.9 hereto lists all jurisdictions in which the Company has filed Returns since 1990. No claim has been made by a Tax authority of a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction.

          (d) The Company has timely filed all information returns or reports, including forms 1099, which are required to be filed and has accurately reported all information required to be included on such returns or reports. True copies of Federal and state income tax returns and other applicable Returns of the Company for each of the fiscal years ended in 1990 through 1995 have been delivered to Buyer. Except as disclosed on Schedule 5.9, the Company has never been a member of an affiliated group of corporations filing consolidated federal income tax returns or a member of any other group of corporations filing consolidated, combined or unitary state, local or foreign income tax returns.

          (e) Except as disclosed on Schedule 5.9 hereto, the Company has never: (i) filed any consent agreement under section 341(f) of the Code; (ii) applied for a ruling concerning Taxes from any Tax authority; (iii) entered into a closing agreement concerning Taxes with any Tax authority; (iv) filed or been the subject of an election under section 338(g) or section 338(h)(10) of the Code or caused or been the subject of a deemed election under section 338(e) thereof; (v) executed a waiver or consent extending any statute of limitation for any Tax liability that remains outstanding; or (vi) granted a power of attorney with respect to any Tax matter that has continuing effect. The Company is not required to make any adjustments under Section 481 of the Code (or any comparable provision of state or local law) by reason of a change of accounting method. The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement that has continuing effect. The Company has not made or is obligated to make any payment that is an "excess parachute payment" as defined in Section 280G of the Code, determined without regard to subsection (b)(4) thereof.

          (f) Seller is a United States person within the meaning of Section 7701(a)(30) of the Code.


     5.10 No Changes. Since December 31, 1996, except consistent with its past operating losses and the decision to discontinue operations and except as disclosed in any of the schedules to this Agreement, the Company with respect to the Business has not:

          (a) sold, encumbered, assigned or transferred the Included Assets;

          (b) suffered any damage, destruction or loss to the Included Assets, whether or not covered by insurance, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct the Business;

          (c) suffered a Material Adverse Effect in light of the fact that the Company is being held for sale and the operations of the Company are accounted for as discontinued operations under generally accepted accounting principles in the financial statements of Seller;

          (d) received notice of any actual or threatened labor troubles, strike or other similar occurrence;

          (e) made any material commitments or agreements for capital expenditures or capital additions or betterments except such as may be involved in ordinary repair, maintenance or replacement of its assets;

          (f) except in the ordinary course of business consistent with past practice, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and customary business expenses and except for the Stay Pay Agreements for certain employees at the Colorado Mill or the Texas Mill previously disclosed in writing to Buyer) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled;

          (g) made any change or any threat of any change in any of its relations with, or any loss or threat of loss of any of the suppliers, clients, customers or employees of the Company; or

          (h) made any disposition of or failure to keep in effect any rights in, to or for the use of any of the intellectual property used in the Business.


     5.11 Compliance with Law; Authorizations. The Company has complied and is in compliance in all material respects with each law, ordinance, or governmental or regulatory rule or regulation, whether federal, state, cantonal, local or foreign ("Regulation"), to which the Company's business, operations, assets or properties is subject. The Company owns, holds, possesses or lawfully uses in the operation of its business all material franchises, licenses, permits, approvals, filings, registrations and other authorizations from any governmental or regulatory official body or authority ("Authorizations") that are required to conduct the Business and such Authorizations are in full force and effect. The Company is in compliance with the terms of the Authorizations and Regulations. No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or to Seller's or the Company's knowledge threatened by any governmental entity (a) with respect to any alleged violation by the Company of any Regulation or (b) with respect to any alleged failure by the Company to have any Authorization required in connection with the Business. All Authorizations are listed in Schedule 5.11. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees.


     5.12 Transactions With Related Parties. Except as disclosed on Schedule 5.12 or as disclosed by Seller or Adolph
Coors Company in public filings with the Securities and Exchange
Commission, no Related Party:

          (a) has borrowed money or loaned money to the Company that has not been repaid;

          (b) has any contractual or other claim, express or implied, of any kind whatsoever against the Company;

          (c) has had, since January 1, 1993, any interest in any intellectual property used in the Business; or

          (d) has been engaged, since January 1, 1993, in any other transaction (or series of transactions) involving in excess of $60,000 in any fiscal year with the Company (other than employment relationships at the salaries disclosed on Schedule 5.23). For purposes of this Agreement, a "Related Party" means Seller, any of the officers or directors of the Company or Seller, any affiliate of Seller or the Company, or any business or entity in which Seller, the Company, or any affiliate of any such person has any direct or material indirect interest.


     5.13 Litigation. Except as set forth on Schedule 5.13, no litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to Seller's or the Company's knowledge, threatened against the Company which relates to the assets or the stock of the Company or the transactions contemplated by this Agreement. The Company is not a party to or subject to, and the assets and the stock of the Company are not subject to, the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority.


     5.14 Title; Condition of Included Assets. The Company has good and valid title to the Included Assets, free and clear of all liens, claims, security interests, restrictions and encumbrances of whatsoever nature except Permitted Liens (defined below), and subject only to minor imperfections of title, none of which, individually or in the aggregate, materially impairs the use of the affected property or materially impairs any operations of the Business. The Included Assets are in good working order and operating condition and repair (ordinary wear and tear and routine maintenance excepted), are suitable for the purposes for which they are used in the Business, and are structurally sound and free from material defects. There is no expenditure in excess of $200,000 presently required in order to maintain such condition and state of repair or replace any Included Asset. For purposes of this Agreement, Permitted Liens means (I) liens for current real or personal property taxes not yet due and payable,
(ii) liens disclosed in Schedule 5.22, (iii) statutory liens arising by mandatory provisions of law securing obligations in the ordinary course of business which are not yet due or which are being contested in good faith; and (iv) liens, encumbrances and restrictions such as easements, license and rights of way that do not materially detract from the value of the properties used in the Business or materially interfere with the present use of the properties in the Business.


     5.15 Insurance. All of the policies of general liability and property insurance under which the Company is listed as a named insured or a beneficiary are described in
Schedule 5.15. Schedule 5.15 indicates for each policy the risks insured against, coverage limits, and deductible amounts. All such policies are in full force and effect in accordance with their terms, no notice of cancellation or non-renewal has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default thereunder. All premiums to date have been paid in full. The coverages provided by such policies are reasonable, in both scope and amount, in light of the risks attendant to the business in which the Company is, or has been, engaged and are comparable to coverage customarily maintained by companies in similar lines of business and such insurance is sufficient in the aggregate to cover all reasonably foreseeable damage to and liabilities or contingencies relating to the conduct by the Company of its business and affairs. Schedule 5.15 contains an accurate and complete description of each provision contained in such policies which provides for retrospective or retroactive premium adjustments. The Company has not been refused any insurance by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five years.


     5.16 Contracts; Compliance. The Company is not a party to or bound by any material lease, contract or commitment of any kind, oral or written, formal or informal, except as described on
Schedule 5.16. All leases, contracts and other commitments to which the Company is a party or by which it is bound are in full force and effect; all parties to such leases, contracts and other commitments have complied with the provisions thereof; no such party is in default under any of the terms thereof; and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any party under any provision thereof.


     5.17 No Conflicts. The execution and delivery of this Agreement by Seller and the Company do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Seller or the Company, will not (a) contravene any provision of GAC's, the Seller's or any of the Subsidiaries' articles of incorporation, bylaws or other governing instruments;
(b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other material agreement or instrument to which the Company or Seller is a party or by which any of them or any of their assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable Regulation; (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the Included Assets or give to others any interests or rights therein; (d) result in the maturation or acceleration of any Assumed Liability (or give others the right to cause such a maturation or acceleration); or (e) result in the termination of or loss of any material right (or give others the right to cause such a termination or loss) under any agreement or contract to which the Company is a party or by which either may be bound.


     5.18 Labor Matters. The relations of the Company with its employees are good. Except as disclosed on Schedule 5.18,
(a) no employee of the Company is represented by any union or other labor organization; (b) there is no unfair labor practice complaint against the Company pending or threatened before the National Labor Relations Board; (c) there is no labor strike, dispute, slow down or stoppage actually pending or threatened against the Company; (d) no grievance against the Company which might have an adverse effect on the Company or the conduct of its business is pending; (e) no private agreement restricts the Company from relocating, closing or terminating any of its operations or facilities; (f) the Company in the past three (3) years has not experienced any work stoppage or other labor difficulty or committed any unfair labor practice; and (g) there are no efforts in progress by any union or other labor organization to organize any employees of the Company.


     5.19      Employee Benefit Plans and Arrangements.

          (a)  For purposes of this Agreement:

               "Beneficiary" means the person(s) designated by a GAC Employee or a GAC Former Employee, by operation of law or otherwise, as the party entitled to compensation, benefits, damages, insurance coverages, indemnification or any other goods or services under any Seller Benefit Plan.

               "Code" means the Internal Revenue Code of 1986, as amended.

               "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended.

               "ERISA Affiliate" means (i) any corporation included with a person in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with a person within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which a person is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of a person under Section 414(o) of the Code.

               "Foreign Plans" has the meaning set forth in this
Section 5.19.

               "GAC Employees" shall mean all individuals with whom the GAC maintains on the Closing Date an employee-employer relationship, including any such individuals on short-term disability or leave of absence.

               "GAC Former Employees" means all individuals as to whom an employer-employee relationship has existed in the past with the GAC but does not exist on the Closing Date, including any such individual on long-term disability.

               "Seller Benefit Plans" has the meaning set forth in this Section 5.19.

               "Subsidiary Employees" shall mean all individuals as to whom a Subsidiary maintains on the Closing Date an employee-employer relationship, including any such individuals on short-term disability or leave of absence.

               "Seller Pension Plan" has the meaning set forth in this Section 5.19.


          (b) Set forth on Schedule 5.19(b) is a true and complete list of each (i) "employee benefit plan," as defined in
Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA), (ii) all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by GAC or any ERISA Affiliate of GAC for the benefit of any GAC Employee, GAC Former Employee, director, officer or independent contractor of GAC or under which GAC or any ERISA Affiliate of GAC has any liability with respect to any GAC Employee, GAC Former Employee, director, officer or independent contractor of GAC (the "Seller Benefit Plans"). Except as set forth on Schedule 5.19(b)(i), each of the Seller Benefit Plans is sponsored by the Seller.

          (c) As applicable with respect to each Seller Benefit Plan, the Seller has delivered to Buyer, true and complete copies of (i) each Seller Benefit Plan, including all amendments thereto, and in the case of an unwritten Seller Benefit Plan, a written description thereof, (ii) all trust documents, investment management contracts, custodial agreements and insurance contracts relating thereto, (iii) the current summary plan description and each summary of material modifications thereto,
(iv) the most recent annual report (Form 5500 and all schedules thereto) filed with the Internal Revenue Service ("IRS"), (v) the most recent IRS determination letter and each currently pending application to the IRS for a determination letter, (vi) the most recent summary annual report, actuarial report, financial statement and trustee report, (vii) the most recent annual premium payment form filed with the Pension Benefit Guaranty Corporation ("PBGC") and (viii) all records, notices and filings concerning IRS or Department of Labor audits or investigations, "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code and "reportable events" within the meaning of Section 4043 of ERISA.

          (d) Except as otherwise disclosed with particularity on Schedule 5.19 (d):

               (i) GAC and each ERISA Affiliate of GAC are in compliance in all material respects with the provisions of ERISA and the Code applicable to the Seller Benefit Plans. Each Seller Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA and the Code.

               (ii) Any noncompliance or failure properly to administer a Seller Benefit Plan or related trust has not exposed such Seller Benefit Plan or related trust, Company, any ERISA Affiliate of GAC or the Buyer to any taxes, penalties or liabilities to any person, the Seller Benefit Plan to disqualification or any related trust to a loss of tax-exempt status.

               (iii) The Seller Benefit Plans which are
     "employee pension benefit plans" within the meaning of
     Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a "Seller Pension Plan") now meet, and at all times since their inception have met the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code.

               (iv) All Seller Pension Plans have received determination letters from the IRS to the effect that such Seller Pension Plans are qualified and the related trusts are exempt from federal income taxes and no determination letter with respect to any Seller Pension Plan has been revoked nor is there any reason for such revocation, nor has any Seller Pension Plan been amended since the date of its most recent determination letter in any respect which would adversely affect its qualification.

               (v) All contributions to, and payments from, any Seller Benefit Plan which may have been required in accordance with the terms of such Seller Benefit Plan or any related document and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made. All such contributions to, and payments from, any Seller Benefit Plan, except those to be made from a trust, qualified under
     Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required, are properly accrued and reflected on the most recent Financial Statement. No Seller Benefit Plan has incurred an "accumulated funding deficiency" within the meaning of
     Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Code been requested, or granted, with respect to any Seller Benefit Plan. The funding method used in connection with each Seller Benefit Plan which is subject to the minimum funding requirements of ERISA and the Code is acceptable under current IRS guidelines, and the actuarial assumptions used in connection with funding each such Seller Benefit Plan are reasonable. All unfunded liabilities of each Benefit Plan have been properly accrued in accordance with GAAP.

               (vi) Each Seller Benefit Plan subject to Title IV of ERISA has assets sufficient on a plan termination basis to be eligible on the Closing Date for standard termination pursuant to Section 4041 of ERISA without GAC or an ERISA Affiliate of GAC being required to make any additional contributions. The PBGC has not instituted proceedings to terminate any Seller Benefit Plan or to appoint a trustee or administrator of any such Seller Benefit Plan, and no circumstances exist that constitute grounds under Title IV of ERISA for any such proceeding. There has been no "reportable event" within the meaning of Section 4043 of ERISA that has not been fully and accurately reported in a timely fashion, as required, or which, whether or nor reported, would authorize the PBGC to institute termination proceedings with respect to any Seller Benefit Plan. No liability under Title IV of ERISA has been incurred or is expected to be incurred that could result in liability to any Seller Benefit Plan, GAC, any ERISA Affiliate of GAC or the Buyer, other than for premiums pursuant to Section 4007 of ERISA that are not yet due.

               (vii)  Neither GAC nor any ERISA Affiliate of
     GAC has ever contributed to, or been required to contribute to any "multiemployer plan" (within the meaning of Section 3(37) of ERISA) and neither GAC nor any ERISA Affiliate of GAC has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan.

               (viii)  There are no pending audits or
     investigations by any governmental agency involving the Seller Benefit Plans, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Seller Benefit Plans), suits or proceedings involving any Seller Benefit Plan, any fiduciary thereof or service provider thereto, nor is there any reasonable basis for any such claim, suit or proceeding.

               (ix) Neither GAC, any ERISA Affiliate of GAC, any fiduciary, trustee or administrator of any Seller Benefit Plan, has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in any transaction with respect to any Seller Benefit Plan which would subject any such Seller Benefit Plan, GAC, any ERISA Affiliate of GAC or Buyer to a tax, penalty or liability for a "prohibited transaction" under Section 406 of ERISA or
     Section 4975 of the Code. None of the assets of any Seller Benefit Plan is invested in any property constituting "employer real property" or an "employer security," within the meaning of Section 407 of ERISA.

               (x) All insurance premiums with respect to any insurance policy related to a Seller Benefit Plan for any period up to and including the Closing Date shall have been paid, or accrued and booked on or before the Closing Date, and, with respect to any such insurance policy or premium payment obligation, neither GAC, any ERISA Affiliate of GAC nor the Buyer shall be subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability.

               (xi) With respect to each Seller Benefit Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, GAC and each ERISA Affiliate of GAC comply in all material respects with the continuation coverage requirements of the Code and ERISA.

               (xii)  No Seller Benefit Plan provides
     benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Seller Benefit Plan qualified under Section 401(a) of the Code. Neither GAC nor any ERISA Affiliate of GAC has made a written or oral representation to any current or former employee promising or guaranteeing any employer paid continuation of medical, dental, life or disability coverage for any period of time beyond retirement or termination of employment.

               (xiii)  The Seller's execution of, and
     performance of the transactions contemplated by this Agreement will not constitute an event under any Seller Benefit Plan that will result in any payment (whether as severance pay or otherwise), acceleration, vesting or increase in benefits with respect to any employee. No Seller Benefit Plan provides for "parachute payments" within the meaning of Section 280G of the Code.

               (xiv)   All trusts related to Seller Benefit
     Plans that are intended to comply with the provisions of
     Section 501(c)(9) or Section 501(c)(17) of the Code are exempt from federal income taxation.

               (xv)  All of the individuals whose primary
     responsibility relates to, and who are necessary for the operation of, the Business are employed by GAC or a Subsidiary.

          (e) Set forth on Schedule 5.19(e) is a true and complete list of each pension, profit sharing, retirement, supplemental retirement, deferred compensation, excess benefit, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to by Seller or any Affiliate for the benefit of any Subsidiary Employee, former Subsidiary Employee, director, officer or independent contractor of the Subsidiary or under which Seller or any Affiliate has any liability with respect to any Subsidiary Employee, former Subsidiary Employee, director, officer or independent contractor of Subsidiary (the "Foreign Plans").

          (f) A true and complete copy of each Foreign Plan including all amendments and modifications thereof together with all related trust agreements and insurance contracts have been delivered to Buyer.

          (g) Each Foreign Plan has been maintained, operated and administered in compliance in all material respect with its terms and with all applicable laws.

          (h) There are no unfunded liabilities with respect to any Foreign Plan and all contributions and other payments required to be made by Seller or any Affiliate to any Foreign Plan with respect to any period up to and including the Closing Date shall have been made or accrued and booked on or before the Closing Date.

          (i) There are no pending audits or investigations by any governmental or quasi-governmental agency involving the Foreign Plans and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Foreign Plan), suits or proceedings involving any Foreign Plan.


     5.20      Patents and Intellectual Property Rights.

          (a)  Schedule 5.20 contains a complete and
accurate list of all patents and patent applications, industrial design registrations, copyright registrations, industrial design marks, trade names and registrations, trademarks, service registration of trademarks, service marks and trade names used in the conduct of the Business specifying as to each such item, as applicable: (i) the owner of the item; (ii) the jurisdictions in which the item is issued or registered or in which any application for issuance or registration has been filed, including the respective issuance, registration, or application number; (iii) the date of application and issuance or registration of the item; and (iv) with respect to any registrations and applications for registration of trademarks or service marks, the class or classes of goods or services on which each such trademark or service mark is or is intended to be used.

          (b) Schedule 5.20 contains a complete and accurate list of all material licenses, sublicenses, consents and other agreements (whether written or otherwise) (i) pertaining to any patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, trade secrets, computer software program (other than standard, commercially available programs), or other intellectual property used in the conduct of the Business, and (ii) by which the Company licenses or otherwise authorizes a third party to use such intellectual property. Neither the Company nor any other party is in breach of or default under any such license or other agreement and each such license or other agreement is now and immediately following the Closing will be valid and in full force and effect.

          (c) Except as set forth on Schedule 5.20, the Company owns or is licensed or otherwise has the right to use all patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, inventions, technology, know-how, designs, formulae, trade secrets, confidential and proprietary information, computer software programs (other than standard, commercially available programs), and other intellectual property necessary for the operations of the Business as it is currently conducted. Except as indicated on
Schedule 5.20, the Company has the right to bring actions for the infringement of all patents listed on Schedule 5.20.

          (d) The operation of the Business as currently conducted or conducted in the past does not infringe in the United States on the patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, trade secrets or other intellectual property rights of any third party, and no claim has been made, notice given, or dispute arisen to the effect that such operation of the Business so infringes in the United States. The operation of the Business as currently conducted or conducted in the past does not infringe outside the United States on the patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, trade secrets or other intellectual property rights of any third party such that any liability for infringement exists as of Closing, and no claim has been made, notice given, or dispute arisen to the effect that such operation of the Business so infringes outside the United States.

          (e) The Company has no pending claims that a third party has violated or infringed any of the Company's patents, industrial design rights, trademarks, service marks, trade names, trade dress, copyrights, trade secrets or other proprietary rights and the Company has not given any indemnification to any third party against infringement of such intellectual property rights.

          (f) Except as set forth on Schedule 5.20, all of the patents, industrial design registrations, trademark and service mark registrations, and copyright registrations set forth in
Schedule 5.20 are valid and in full force, are held or, as of Closing will be held, of record in the Company's name free and clear of all liens, encumbrances and other claims, and are not the subject of any opposition, cancellation, reissue or reexamination proceeding or any other proceeding challenging their extent or validity. Except as set forth on Schedule 5.20, the Company is the applicant of record in all patent applications, and applications for trademark, service mark, industrial design, and copyright registration set forth in
Schedule 5.20, and no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application.

          (g) No order, holding, decision or judgment has been rendered by any governmental authority, and no agreement, consent or stipulation exists, which would limit the Company's use of any intellectual property or any advertising or promotional claim or campaign.

          (h) Patents have been issued for, or applications are pending to obtain patents for, all inventions used in connection with the Business in all jurisdictions where the failure to obtain such a patent could have a Material Adverse Effect in light of the fact that the Company is being held for sale and the operations of the Company are accounted for as discontinued operations under generally accepted accounting principles in the financial statements of Seller. Registrations have been issued for, or applications are pending to register, all trademarks, service marks, industrial designs, and copyrights in all jurisdictions where the failure to obtain such a registration could have a Material Adverse Effect in light of the fact that the Company is being held for sale and the operations of the Company are accounted for as discontinued operations under generally accepted accounting principles in the financial statements of Seller.


     5.21 Environmental Matters.

     Except as set forth on Schedule 5.21 and except in each case where any failure under this Section 5.21 would not reasonably be expected to have a Material Adverse Effect in light of the fact that the Company is being held for sale and the operations of the Company are accounted for as discontinued operations under generally accepted accounting principles in the financial statements of Seller:

          (a) The Company holds and is in compliance with all permits, certificates, licenses, approvals, registrations and authorizations ("Permits") required under all applicable environmental statutes, rules, regulations, ordinances and orders of any governmental entity, including those relating to Hazardous Substances (as defined below) ("Environmental Laws") in connection with the Business, and all of such Permits are in full force and effect. All such Permits are listed on Schedule 5.21 and any that are not transferable are so designated. The Company has complied with and is not in violation of Environmental Laws. The Company has made timely application for renewals of all such Permits for which Environmental Laws require that applications must be filed on or before the Closing to maintain such Permits in full force and effect.

          (b) No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and, to the knowledge of Seller or the Company, no investigation or review is pending or threatened by any governmental or other third party entity: (a) with respect to any alleged violation by the Company of any Environmental Laws; or (b) with respect to any alleged failure by the Company to have any Permit required by Environmental Laws in connection with the Business; or (c) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal (collectively, "Management") of any hazardous or toxic substance or waste or pollutant or contaminant, regulated by Environmental Laws, including petroleum products or wastes and radioactive materials ("Hazardous Substances") by or on behalf of the Company.

          (c) The Company has not received any written request for information, notice of claim, demand or notification as a result of the operations of the Business prior to Closing that it is or may be potentially responsible with respect to any investigation or cleanup of any threatened or actual release of any Hazardous Substance.

          (d) The Company has not used, generated, treated, stored for more than 90 days, recycled or disposed of any Hazardous Substances on any property now or previously owned, operated or leased by the Company, except for such activities conducted in the ordinary course of its business in compliance with Environmental Laws and in a manner which does not require investigation, remediation or other response action under applicable Environmental Laws nor to the Seller's or the Company's knowledge has anyone else treated, stored for more than 90 days, recycled or disposed of any Hazardous Substances on any property now or previously owned, operated or leased by the Company at the time such property was previously owned, leased or operated by the Company, except for the presence of which would not be a violation of Environmental Laws. No polychlorinated biphenyls ("PCBs") or asbestos-containing materials are or have been present at any property now or previously owned, operated or leased by the Company, nor are there any underground storage tanks, active or abandoned, owned or operated by the Company at any property now or previously owned, operated or leased by the Company, at the time such property was previously owned, leased or operated by the Company, except for the presence of which would not be a violation of Environmental Laws or which would not require the Company to investigate, remediate or otherwise respond.

          (e) No Hazardous Substance managed by the Company has been recycled, treated, stored, disposed of or transported by any entity off-site other than those identified on documents made available to Buyer. The Company has not received notice and neither the Seller nor the Company has knowledge that any Hazardous Substance managed by the Company has come to be located at any site at the time such property was previously owned, leased or operated by the Company, except for the presence of which would not be material violation of Environmental Laws which is listed or proposed for listing under the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), or on any similar state list of sites requiring investigation or cleanup or which is the subject of federal, state or local enforcement actions or other investigations, which could reasonably lead to claims against the Company or Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

          (f) No Hazardous Substance generated by the Company has been released, spilled, leaked, discharged, or disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape ("Released") at, on, about or under any property now or previously owned, operated or leased by the Company at the time such property was previously owned, leased or operated by the Company that are required to be remediated under Environmental Laws.

          (g) No written notification of a Release or threat of Release of a Hazardous Substance has been filed with a government agency by or on behalf of the Company in relation to any property now or previously owned, operated or leased by the Company at the time such property was previously owned, leased or operated by the Company. No such property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA or CERCLIS or on any similar state list of sites requiring investigation or clean-up.

          (h) To the knowledge of Seller or the Company, there are no environmental liens on any properties owned or leased by the Company and no government actions have been taken or are pending which could subject any of such properties to such liens.

          (i) The Company would not be required to place any notice or restriction relating to the presence of Hazardous Substances first occurring in the deed to any property owned by it, and no property owned by the Company at the time such property was previously owned by the Company has or had such notice or restriction in its deed.

          (j) No consent, approval or authorization of, or registration or filing with any person, including any environmental governmental authority or regulatory agency, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for Permits that are required to be transferred by Environmental Laws which are listed on Schedule 5.21.

          (k) Except as listed on Schedule 5.21 or heretofore provided or made available to Buyer, no written reports of environmental inspections, investigations, studies, audits, tests, reviews or other analyses, including manifests, have been prepared by or on behalf of the Company and are in its possession or control, and to the Seller's or the Company's knowledge, no such reports have been prepared by or on behalf of any third party in relation to any property or business previously owned, operated or leased by the Company.


     5.22      Real Property.

          (a) For purposes of this Agreement, "Real Property" shall mean all interests in and rights to the real property and the improvements located thereon which are owned, leased or otherwise subject to a right of use, occupancy or license by the Company and are used in connection with the Business. All such Real Property is listed on Schedule 5.22. Except for the Real Property, the Company has never owned, operated or leased any other real property.

          (b) The Company has good, marketable and insurable fee simple title, including all legal, equitable and beneficial interests, to the lots and parcels of land listed on Schedule
5.22 together with the buildings, structures and other improvements erected thereon, with all easements rights and other privileges appurtenant thereto, free and clear of all mortgages, liens, encumbrances, ground rents, leases, tenancies, licenses, reservations or other rights of occupancy or use for all or any portion of the Real Property, options, security interests, covenants, conditions, restrictions, rights of way, easements, encroachments and any other matters affecting title except Permitted Liens and except for the oil and gas lease dated
June 17, 1970, referred to in the January 7, 1977 title insurance policy referred to in Schedule 5.22.

          (c) All certificates of occupancy, if any, required for the occupancy and use of the Real Property for its intended purpose have been obtained, are in final and unappealable form, based on duly-issued building permits, are in full force and effect, and shall remain effective without the need of further acts or payments by Buyer at the Closing and no other licenses, permits, authorizations, consents, and approvals by any governmental or quasi-governmental authorities having jurisdiction (whether federal, state or local) are required for the use and occupancy thereof, and no certificates of the local board of fire underwriters (or other body exercising similar functions) have been issued or are required for any buildings or structures comprising the improvements with respect to the Real Property (the "Improvements").

          (d) The use and operation of the Real Property substantially conform by right and not by variance, special exception, conditional use or nonconforming use, to all applicable building, zoning, subdivision, safety, environmental and other laws, ordinances, regulations, codes, permits, licenses and certificates and all restrictions and conditions affecting title. The Company has received no written or oral notice from any local, state or federal governmental agency that the continued maintenance, operation or use of any and all buildings (for the current purpose), structures or other improvements comprising the Improvements violates any building, zoning, subdivision, safety, environmental or other law, ordinance, code, order, or regulation, and neither Seller nor the Company has knowledge of any such violation. Neither the Seller nor the Company has received any written or oral notice from any local, state or federal governmental agency that there are existing violations of any federal, state, county, or municipal laws, ordinances, orders, codes, regulations or requirements affecting all or any portion of the Real Property, including without limitation violations of the building, subdivision, safety, health, fire, or zoning ordinances, codes and regulations of the municipality or county within which the Improvements are located, and neither Seller nor the Company has knowledge of any such violations.

          (e) No portion of the Real Property is subject to or is affected by any special assessment, whether or not presently a lien thereon, and no such assessment has been made or is pending or threatened.

          (f) No default or breach by the Company exists under any of the covenants, conditions, restrictions, rights-of-way, or easements, if any, that would materially affect all or any portion of the Real Property.

          (g) There is no planned or, to the best knowledge of Seller or the Company, threatened taking or condemnation for any public or quasi-public purpose or use by a competent authority in appropriate proceedings or by any right of eminent domain, of all or any part of the Real Property or any access road thereto.

          (h)  With respect to the Real Property leased by the
Company:

               (i) the Company has delivered to Buyer a true and complete copy of every lease and sublease to which the Company is a tenant or subtenant (the "Leases") and such Leases are described in Schedule 5.22; and

               (ii) each Lease is in full force and effect and has not been assigned, modified, supplemented or amended except as listed on Schedule 5.22, and neither the Company nor, to the Company's knowledge, the landlord or sublandlord under any Lease is in default under any of the Leases, and no circumstance presently exists which, with the giving of notice or passage of time, or both, would permit the landlord or sublandlord under any Lease to terminate any Lease.


          (i) Utilities. All water, sewer, gas, electric, telephone, and other public utilities required by law or necessary for the operation of the Real Property (1) either enter the Real Property through open public streets adjoining the Real Property, or, if they pass through adjoining private land, do so in accordance with valid public or private easements or rights of way which will inure to the benefit of Buyer and which are not subject to divestiture whether from foreclosure or otherwise, other than real estate taxes, (2) are installed, connected and operating, in good condition, with all installation and connection charges paid in full, including, without limitation, connection and the permanent right to discharge sanitary waste into the collector system of the appropriate sewer authority, and
(3) are adequate to service the Real Property for its current use. No moratorium, proceeding or other fact or condition exists which threatens to impair continued furnishing of such services to the Real Property at regular rates and fees. Water and sanitary sewer are public.

          (j) Public Streets. The Real Property is located along one or more dedicated public streets. All permits or licenses required for vehicular access to and from the Real Property to any adjoining public street or to any parking spaces utilized in connection with the Real Property have been obtained and paid for by Seller, are in full force and effect and shall inure to the benefit of Buyer.

          (k) Leases. All parties in interest holding paramount or senior interests in the Real Property have provided agreements not to disturb the Company's quiet enjoyment of its interest in such Real Property, provided the Company is not in default after the expiration of applicable grace periods of its contractual obligations under the contracts entitling the Company to such interests in the Real Property.


     5.23 Compensation Arrangements; Bank Accounts; Officers and Directors. Schedule 5.23 sets forth the following information:

          (a) the names, titles and current annual salary from the Company, including any bonus, if applicable, of all present directors, officers, employees and agents of the Company whose rate of compensation, including any promised, expected or customary bonus, equals or exceeds $50,000, together with a statement of the full amount of all remuneration paid by the Company to each such person and to any director of the Company, during the twelve-month period preceding the date hereof;

          (b) the name of each bank in which the Company has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or to have access thereto, and each credit card issued to the Company or any other person for which the Company is responsible for charges made thereon, the issuer of such credit cards, the identifying numbers or symbols thereof and the names of all persons to which such cards have been issued or to whom access to such cards has been given; and

          (c) the names and titles of all directors and officers of the Company and of each trustee, fiduciary or plan administrator of each employee benefit plan of the Company.


     5.24 Disclosure. No representation or warranty by Seller or the Company in this Agreement, and no exhibit, document, statement, certificate or schedule furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading, taken as a whole, and in light of the circumstances under which they were made.



                           ARTICLE VI
             REPRESENTATIONS AND WARRANTIES OF BUYER


     6.1 Corporate Existence. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania.


     6.2 Corporate Power; Authorization; and Enforceability. Buyer has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate and shareholder action. This Agreement and all the other agreements and instruments required to be executed and delivered by the Buyer in connection with or pursuant hereto have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.


     6.3 No Conflicts. The execution and delivery of this Agreement by Buyer do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Buyer will not (a) contravene any provision of Buyer's articles of incorporation or bylaws; or (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which Buyer is a party or by which it or any of its assets may be bound or affected, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable Regulation, or result in the creation or imposition of any lien, charge, encumbrance of upon any of the Included Assets or give to others any interests or rights therein.


     6.4 Consents. Except as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or other regulatory agency, is required in connection with the execution, delivery and performance of this Agreement by Buyer.


     6.5 Investment Representation. Buyer is acquiring the Stock solely for its own account for investment and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. Buyer further represents that it does not have any present intention of selling, offering to sell or otherwise disposing of or distributing the Stock it is acquiring and Buyer agrees not to transfer the Stock except in accordance with the Securities Act.



                           ARTICLE VII
               CERTAIN OBLIGATIONS OF THE PARTIES

     7.1 Agreements of Seller and the Company Pending the Closing. Seller and the Company jointly and severally covenant and agree that, pending the Closing and except consistent with its decision to discontinue operations of the Company and except as otherwise agreed to in writing by Buyer:

          (a) Business in the Ordinary Course. The Business shall be conducted solely in the ordinary course consistent with past practice given the discontinued operations of the Company.

          (b) Maintenance of the Included Assets. The Company shall, and Seller shall cause the Company to, maintain and service the Included Assets in the same manner as has been its consistent past practice given the discontinued operations of the Company.

          (c) Employees and Business Relations. The Company shall, and Seller shall cause the Company to, use its best efforts to keep available the services of the present employees and agents of the Business and to maintain the relations and goodwill with the suppliers, customers, distributors and any others having business relations with the Business given the discontinued operations of the Company.

          (d) Maintenance of Insurance. The Company shall, and Seller shall cause the Company to, maintain in full force and effect the policies of insurance listed on Schedule 5.15. The Company shall, and Seller shall cause the Company to notify Buyer of any changes in the terms of the insurance policies listed on
Schedule 5.15.

          (e)  Maintenance of Authorizations and Permits. The
Company shall, and Seller shall cause the Company to, maintain in full force and effect all Authorizations and Permits currently in effect used in the conduct of the Business.

          (f)  Compliance with Laws. The Company shall, and
Seller shall cause the Company to, comply in all material respects with all laws, ordinances, rules, regulations and orders applicable to the Business.

          (g) Fulfillment of Agreements. Each of Seller and the Company shall use its respective best efforts to cause all of the conditions to the obligations of the Buyer under Section 10.1 of this Agreement to be satisfied on or prior to the Closing. The Company shall use its best efforts, and Seller shall use its best efforts and shall cause the Company to use its best efforts, to conduct the Business in such a manner that at the Closing the representations and warranties of Seller and the Company contained in this Agreement shall be true and correct as though such representations and warranties were made on, as of, and with reference to such date. Seller and the Company will promptly notify Buyer in writing of any event or fact which represents or is likely to cause a breach of any of their or its representations, warranties, covenants or agreements. The Company and Seller shall promptly advise Buyer in writing of the occurrence of any condition or development (exclusive of general economic factors affecting business in general) of a nature that is or may be materially adverse to the business, operations, properties, assets, prospects or conditions (financial or otherwise) of the Company.

          (h) Access. Seller and the Company shall give to Buyer's officers, employees, counsel, accountants and other representatives access to and the right to inspect, upon reasonable notice and during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to the Business and shall permit them to consult with the officers of the Company, Seller and accountants, counsel and agents of the Company for the purpose of making such investigation of the Business as Buyer shall reasonably desire to make, provided that such investigation shall not unreasonably interfere with the operation of the Business. Seller and the Company shall furnish to Buyer all such documents and copies of documents and records and information with respect to the affairs of the Business as Buyer shall from time to time reasonably request.


     7.2 Agreements of Buyer Pending the Closing. Buyer covenants and agrees that pending the Closing and except as otherwise agreed to in writing by Seller and the Company:

          (a) Actions of Buyer. Buyer shall use its best efforts to cause all of the conditions to the obligations of the Seller under Section 10.2 of this Agreement to be satisfied on or prior to the Closing.

          (b) Confidentiality. If the transactions contemplated by this Agreement are not consummated, Buyer agrees that it shall return or cause to be returned to Seller all written materials and all copies thereof that were supplied to Buyer by Seller and that contain any confidential data or information and Buyer will and will cause its agents to hold in confidence any confidential data or information made available to Buyer in connection with this Agreement with respect to the Business.


     7.3 Hart-Scott-Rodino Act. Seller and Buyer, in cooperation with the other, have filed, in connection with the transactions contemplated by this Agreement, and agree that in connection with the exercise and closing of the Stock Put Option will file, any reports or notifications that may be required to be filed by them under the HSR Act with each of the Department of Justice and the Federal Trade Commission and each of the Seller and Buyer shall comply promptly will all requests for further documents and information made by the Department of Justice and the Federal Trade Commission, and shall furnish to the other all such information in its possession as may be necessary for the completion of the reports or notifications to be filed by the other and shall use reasonable efforts to take or cooperate in the taking of all steps as may be necessary to expedite the termination of the waiting period under the HSR Act. Each party shall bear its own costs and expenses (including fees and disbursements of counsel) in connection with such filings, provided that Buyer will pay the filing fee required with the filing made in connection with the Stock Put Closing. In the event a suit is threatened or instituted challenging the purchase of the Business as violative of any antitrust laws, each party shall use reasonable efforts to avoid the filing of, resist or resolve such suit.


     7.4 Assignment of Certain Intellectual Property. At or prior to the Closing, Seller shall, at its expense, (a) assign, or shall cause its affiliates to assign, to GAC or one of the Subsidiaries, title to all intellectual property used in the conduct of the Business that is held by an entity other than GAC or a Subsidiary, including but not limited to the intellectual property set forth on Schedule 7.4, and (b) at Closing (if not done before Closing) deliver to Buyer documentation in appropriate form for customary recordations and filings of such assignments and the registration of all patents in the name of GAC or one of the Subsidiaries in the relevant governmental or administrative offices.


     7.5 Assumption and Discharge of Liabilities. From and after the Closing, Seller or a subsidiary of Seller whose performance Seller guarantees for the benefit of Buyer will assume and will pay, perform and discharge, when due, all debts, liabilities and obligations of the Company of any nature whatsoever, secured or unsecured, known or unknown, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of federal, state, cantonal and local taxes and any interest or penalties relating thereto, existing as of the Closing Date to the extent attributable to the period prior to Closing (including any liabilities which may arise in the future, including under CERCLA or any other Environmental Laws now or hereafter in effect) except for the Assumed Liabilities. Notwithstanding anything to the contrary contained in this Agreement or otherwise but except as set forth in Section 7.6, Seller shall have no liability whatsoever for any debt, liability or obligation of the Company or related to the Business arising on or after Closing to the extent such debt, liability or obligation is attributable to the operation of the Business after the Closing, except to the extent the same is attributable to a state, condition, event or occurrence existing at the Closing and unknown to Buyer, provided that if Buyer exercises the Stock Put Option, Seller shall assume all liability whatsoever for any debt, liability or obligation of the Company or related to the Business arising on or after the Stock Put Closing to the extent such debt, liability or obligation is attributable to the operation of the Business after the Stock Put Closing (except to the extent the same is attributable to a state, condition, event or occurrence existing at the Stock Put Closing (and not at the Closing Date) and unknown to Seller.)


     7.6 Conditions of the Stock Put Option. At and as of the Stock Put Closing, Buyer shall make to Seller the representations and warranties set forth on Schedule 7.6, subject to the exception that no breach of any such representation or warranty shall be found to the extent such breach results from any event, occurrence or condition in existence at the time of the Closing. From and after the Stock Put Closing, Buyer will assume, and will pay, perform and discharge, when due, all debts, liabilities and obligations of the Company of any nature whatsoever, secured or unsecured, known or unknown, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of federal, state, cantonal and local taxes and any interest or penalties relating thereto, existing on the Stock Put Closing Date to the extent any such debt, liability or obligation is attributable to the operation of the Business during the period between Closing, except to the extent the same is attributable to a state, condition, event or occurrence existing at the Closing and unknown to Buyer, and the Stock Put Closing (including any liabilities which may arise in the future, including under CERCLA or any other Environmental Laws now or hereafter in effect) except for the Assumed Liabilities (as modified as permitted in Section 7 of Schedule 7.6). Notwithstanding anything to the contrary contained in this Agreement or otherwise, Buyer shall have no liability whatsoever for any debt, liability or obligation of the Company or related to the Business on or arising after the Stock Put Closing to the extent such debt, liability or obligation is attributable to the operations of the Business prior to Closing or after the Stock Put Closing.


     7.7  [Intentionally Omitted]


     7.8  Employee Benefits.

          (a) Seller shall retain liability for all compensation and employee benefits (including, but not limited to, the benefits to be provided under Seller's Benefit Plans) owed to any GAC Employee, Former GAC Employee, director, officer or independent contractor of GAC (or the dependent or beneficiary of any such individual) and arising out of their employment or consulting relationship with GAC, Seller or any Affiliate prior to the Closing including any severance, bonuses or other benefits that may become payable as a result of the transactions contemplated by this Agreement. In addition, notwithstanding any provision of this Agreement to the contrary, the compensation and employee benefits (including, but not limited to, the benefits to be provided under Seller's Benefit Plans) owed to any GAC Employee who is absent from active employment on the Closing Date due to short-term disability shall remain the liability of Seller until such GAC Employee is ready and able to return to active employment.

          (b)  Defined Benefit Plan.

               (i) Effective as of the Closing Date, Seller shall amend the ACX Technologies, Inc. Retirement Plan ("Seller's Pension Plan") to recognize for all purposes service performed by GAC Employees for GAC or the Buyer and compensation received by GAC Employees from GAC or the Buyer from the Closing Date to the earlier of the date on which the Buyer pays the Deferred Payment or exercises its Stock Put Option. In addition, Seller shall amend, effective as of the date the Buyer pays the Deferred Payment, Seller's Pension Plan to provide immediate and full vesting for all GAC Employees. Seller shall not amend the benefit formula under Seller's Pension Plan, in a manner that affects only GAC Employees unless such amendment is required by law. Buyer will pay to Seller an amount equal to the annual service cost with respect to GAC Employees accruing benefits pursuant to this Section 7.8(b)(i) under the Seller's Pension Plan on and after the Closing Date. The annual service cost for the calendar year in which the Closing Date occurs shall be prorated by multiplying the annual service cost for such calendar year by a fraction, the numerator of which is the number of days after the Closing Date and the denominator of which is 365. The annual service cost for the calendar year in which the Buyer either pays the Deferred Amount or exercises its Stock Put Option shall be prorated by multiplying the annual service cost for such calendar year by a fraction, the numerator of which is the number of days prior to the date on which Buyer pays the Deferred Amount or exercises its Stock Put Option, respectively, and the denominator of which is 365. Such annual service costs shall be determined by an independent actuary appointed by Seller in accordance with Statement of Financial Accounting Standards No. 87 (SFAS 87) using the same assumptions as those required to be disclosed in the Seller's annual financial statements under SFAS 87 and all other assumptions consistent with those used in Seller's Pension Plan's actuarial report for the year ended
     December 31, 1996 (the "Stated Assumptions"). Such amount shall be increased with interest, at the assumed interest rate used in determining the annual service cost, for the period from the measurement date to the last day of the calendar year for which the determination is made. Seller shall submit an invoice to Buyer for this amount within 90 days of the end of each calendar year and subject to sub-paragraph (ii) below Buyer will pay such invoice within 30 days thereafter.

               (ii)  Any determination required of Seller's
     Actuary pursuant to sub-paragraph (i) above shall be submitted to an independent actuary appointed by Buyer ("Buyer's Actuary") for approval, but such approval shall relate only to the actual calculation and not to the Stated Assumptions. If Buyer's Actuary shall disapprove any such determination and Seller's Actuary and Buyer's Actuary are unable to agree on a determination, they shall jointly designate a third independent actuary whose determination shall be final and binding, provided that such third actuary's determination shall relate only to the actual calculation and not to the Stated Assumptions. Seller and Buyer shall each pay one-half of the cost of such third actuary.

               (iii)  For the period from the Closing Date to
     the earlier of the date on which Buyer pays the Deferred Payment or exercises its Stock Put Option, Buyer shall reimburse Seller for the premiums payable to the Pension Benefit Guaranty Corporation ("PBGC") attributable to GAC Employees plus the administrative cost to the Seller and Seller's Pension Plan attributable to the participation of GAC Employees in the Seller's Pension Plan. The administrative cost shall be determined by multiplying the total administrative costs for each Plan Year in which GAC Employees accrue benefits in Seller's Pension Plan by a fraction, the numerator of which is the number of GAC Employees accruing benefits and the denominator of which is the total number of participants in the Plan on the last day of the Plan Year. The administrative cost assessed to Buyer for a Plan Year shall not exceed $90,000. Within 30 days after the end of the Plan Year, Seller shall send Buyer a statement of Buyer's share of the administrative costs together with a schedule listing the administrative expenses. Buyer shall pay its share of the administrative costs within 30 days of receipt of the statement. The PBGC premium reimbursed by Buyer shall be determined by multiplying the premium rate applicable to Seller's Plan for the Plan Year by the number of GAC Employees (including GAC Employees who have terminated employment with GAC after the Closing Date) on the date that the PBGC premium is calculated. Seller shall send Buyer a statement of the amount of the PBGC premium attributable to GAC Employees within 30 days after the first day of the Plan Year. Seller shall pay the Buyer within 30 days after receipt of the statement. The administrative cost and PBGC premiums payable by Buyer shall be prorated by multiplying the applicable amount for a Plan Year by a fraction, the numerator of which is the number of days during such year GAC is owned by Buyer and the denominator of which is 365.

               (iv) Effective as of the date on which Buyer pays the Deferred Payment (the "Deferred Payment Date") GAC Employees shall cease to accrue benefits under the Seller's Pension Plan. Thereafter, Seller shall cause all benefits accrued by GAC Employees under the Seller's Pension Plan to be paid when the same shall be payable pursuant to the terms thereof.

          (c)  Defined Contribution Plan.

               (i) Effective as of the Closing Date, active participation of GAC Employees in the ACX Technologies, Inc. Savings and Investment Plan (the "Seller's 401(k) Plan") shall cease and the account balances of GAC Employees shall become fully vested. Notwithstanding the preceding sentence, Seller shall be responsible for making all matching contributions applicable to all employee contributions made to Seller's 401(k) Plan by GAC Employees prior to Closing. On and after the Closing Date, the Buyer shall withhold from the paycheck of each GAC Employee who has a loan outstanding under the Seller's 401(k) Plan the required loan payment and shall send such amounts together with a schedule listing each such GAC Employee and the loan payment applicable to each such GAC Employee to Seller within 30 days after the date such amounts are withheld. At the Closing, Seller shall furnish to Buyer a schedule of GAC Employees with outstanding loans and the amount of each such GAC Employee's scheduled loan payment. On and after the Closing Date and until the earlier of the date Buyer exercises the Stock Put Right or all of the Seller's 401(k) Plan loans outstanding on the Closing Date cease to be outstanding, Buyer shall notify Seller of the termination of employment of each GAC Employee who has a loan outstanding on the Closing Date unless such individual's loan has previously been satisfied.

               (ii) Buyer shall reimburse Seller on a quarterly basis for the administrative costs of Seller's 401(k) Plan attributable to the account balances of GAC Employees from the Closing Date through the earlier of date Buyer pays the Deferred Payment or Buyer exercises its Stock Put Right.
     The Seller shall, within 30 days after the last day of each calendar quarter, send Buyer a statement of the administrative costs attributable to the account balances of GAC Employees for that calendar quarter. The Buyer shall pay the amount to Buyer within 30 days after the date of the statement. The annual administrative cost assessed to Buyer with respect to Seller's 401(k) Plan for a Plan Year shall not exceed $40,000.

               (iii)  Effective as of the Closing Date, Buyer
     shall establish or designate a pre-existing defined contribution retirement plan qualified under Section 401(a) of the Code for the benefit of all GAC Employees.

          (d)  Welfare Benefit Plans.

               (i) GAC Employee's active participation in Seller Benefit Plans that are designated as "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) on
     Schedule 5.19(b) (the "Seller's Welfare Plans") shall cease as of the Closing Date or as otherwise provided under the terms of such Seller Benefit Plan. Notwithstanding the preceding sentence, Seller's Welfare Plans shall retain liability for all claims incurred by GAC Employees, Former GAC Employees and their dependents prior to the Closing Date including claims which are not submitted until after the Closing Date. Buyer's Welfare Plan (as defined below) shall be responsible for all claims incurred on or after the Closing Date. A claim shall be deemed incurred (I) on the date of the occurrence of death or dismemberment in the case of claims under life insurance and accidental death and dismemberment plans, (II) in the case of a claim for disability benefits on the date the disability is deemed to have commenced after all applicable waiting periods are satisfied, and (III) on the date on which the service or treatment is provided in the case of claims under medical, hospital, dental and similar plans. On and after the Closing Date, Buyer shall be responsible for providing continuation coverage under Code section 4980B ("COBRA") for all qualifying events (as such term is defined in Code section 4980B) that occur on and after the Closing Date.
     The Seller shall be responsible for providing continuation coverage under COBRA for all qualifying events (as such term is defined in Code section 4980B) that occur before the Closing Date. Buyer shall be responsible for all paid vacation accrued by GAC Employees for the calendar year in which the Closing occurs.

               (ii) Buyer shall assume GAC's Code Section 125 flexible benefits plan on and after the Closing. Seller shall transfer to Buyer, at the Closing, an amount of cash equal to the flexible spending account balances for GAC Employees, determined as of February 28, 1997.

               (iii) Effective as of the Closing Date, Buyer shall establish or designate a pre-existing group health plan or plans (the "Buyer's Welfare Plan") that will provide medical, dental and life insurance benefits for GAC Employees and their dependents. Buyer's Welfare Plan shall not contain any exclusion or limitation with respect to any pre-existing condition of any GAC Employees or their dependents.

          (e) Service Credit. For purposes of eligibility and vesting but not benefit accrual under any employee benefit plan, program or arrangement of Buyer for which a GAC Employee otherwise becomes eligible, such GAC Employee shall be given credit under such plan for all service prior to the Closing with GAC or Seller.

          (f)  Vacation Pay.  Seller shall pay Buyer within
30 days of Closing the amount of $115,046, representing accrued vacation pay of GAC's employees at the time of Closing.

          (g) Workers' Compensation Claims. Seller shall be responsible for any workers' compensation claims incurred by any GAC Employee on or prior to the Closing Date whether reported before or after the Closing Date. Buyer shall be responsible for any workers' compensation claims incurred by any GAC Employee after the Closing Date.


     7.9 338(h)(10) Elections. Seller and Buyer shall jointly make or cause to be made the election under Section 338(h)(10) of the Code and Treasury Regulation Section 1.338(h)(10)-1(d) (and any corresponding election under state, local or foreign tax law) with respect to the purchase and sale of the capital stock of each of GAC and GAC Technology Company collectively, the "338 Targets") (the "Elections"). If Seller is not the common parent of a "selling consolidated group" of which each of the 338 Targets is a member, as that term is defined under Treasury Regulation Section 1.338(h)(10)-1, Seller shall cause the person that is the common parent with respect to the Company to join in making the Elections with Buyer. (The person authorized to make the Elections with respect to the 338 Targets is referred to as the "Authorized Person" herein.) Seller and Buyer shall agree to a final allocation of the MADSP (as defined in Treasury Regulation section 1.338(h)(10)-(f)) among the assets of each of the 338 Targets as soon as possible following the Closing Date. Buyer shall prepare IRS Form 8023-A and any similar state, local or foreign tax forms required to make the Elections (collectively, the "Election Forms") and submit the Election Forms to Seller no later than 45 days prior to the date the Election Forms are required to be filed. Seller then shall deliver to Buyer the Election Forms, which shall have been executed by the Authorized Person, no later than 15 days prior to the date the Election Forms are required to be filed. Buyer shall thereafter complete any required attachments to the Election Forms, execute and timely file the Election Forms, and provide Seller with a copy of the Election Forms as filed.
Seller and Buyer shall each take or cause to be taken any other actions that are necessary for making or perfecting the Elections. Seller and Buyer shall each report all transactions pursuant to this Agreement in a manner that is consistent with the Elections and shall take no position contrary thereto unless required to do so pursuant to a "determination" within the meaning of Section 1313 of the Code. The parties agree that a violation of the provisions of this Section 7.9 is a proper subject of injunctive relief.


     7.10 Certain Tax Matters Incident to the Exercise of the Stock Put Option. In the event the Buyer exercises the Stock Put Option pursuant to Article III, the parties will (i) make the Elections specified in Section 7.9, in accordance with the procedures specified therein, with respect to the purchase and sale of the Stock pursuant to the Stock Put Option and (ii) allocate responsibility for Tax matters related to such purchase and sale in accordance with the provisions of Article IX as if the "Closing Date" were the date on which the Stock Put Closing takes place, in each case as if the term "Buyer" were replaced by "Seller" and as if the term "Seller" were replaced by "Buyer" in such Sections of the Agreement, provided that such references shall in no way impact the parties' responsibilities under those Sections with respect to Tax matters related to the Closing.


     7.11 Certain Tax Matters. The parties shall determine the purchase price paid for the shares of the Company for income tax purposes and certain other tax matters incident to the transactions herein in accordance with the principles set forth in Schedule 7.11.


     7.12 Review Committee. On the Closing Date, Buyer and Seller shall form a committee consisting of two members (the "Review Committee") to review and attempt to resolve any disputes or outstanding issues or questions regarding the Company and its business, operations and financial conditions, that Buyer or Seller may have. The Review Committee will continue to exist until the earlier of (i) the payment of the Deferred Payment and
(ii) the Stock Put Closing. Each of Buyer and Seller shall designate one person to be a member of the Review Committee. Buyer's initial designee will be Ronald R. Thoma. Seller's initial designee will be Jed Burnham.


                          ARTICLE VIII
                         INDEMNIFICATION


     8.1  Indemnification By Seller.

          (a) Extent of Indemnity. Seller shall indemnify, defend and hold harmless Buyer, the Company from and against:

               (i)  any loss, liability, claim, obligation,
     damage or deficiency of or to Buyer or the Company arising out of or resulting from any misrepresentation or breach of representation or warranty of Seller or the Company contained in this Agreement or in any agreement or statement or certificate furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby (it being understood and agreed that for purposes of determining whether there has been any such misrepresentation or breach of a representation or warranty and for purposes of calculating the amount of Damages arising therefrom, the representations and warranties of Seller and the Company shall be deemed not to be qualified by any concept of "material," "materiality" or similar qualification);

               (ii) any loss, liability, claim, obligation, damage or deficiency of or to Buyer or the Company arising out of or resulting from any breach or nonfulfillment of any covenant or agreement of Seller or the Company contained in this Agreement or in any agreement or statement or certificate furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby;

               (iii) any loss, liability, claim, obligation, damage or deficiency (including, without limitation, costs of investigation, remediation or other response action) of or to Buyer or the Company arising out of or related to (1) environmental conditions, including without limitation, the presence, Release or threat of Release of Hazardous Materials, in violation of Environmental Laws or which require investigation, remediation or other response action, first occurring prior to the Closing Date at, on, in, under or from any property now or previously owned, operated or leased by the Company or any predecessor in interest, whether into the air, soil, ground or surface waters on-site or off-site; or (2) the off-site transportation, storage, treatment, recycling or disposal of Hazardous Materials Managed or Released by or on behalf of the Company, or any predecessor in interest, or at or from any property now or previously owned, operated or leased by the Company or any predecessor in interest occurring prior to the Closing; or
     (3) any violation of any Environmental Law first occurring prior to the Closing Date (including, without limitation, costs and expenses required to bring the Company into compliance with the Environmental Laws violated);

          (At the Buyer's election, Seller agrees to respond on Buyer's or the Company's behalf and defend such environmental claims or pay the costs of Buyer's or the Company's response and defense.)

               (iv)  any loss, liability, claim, obligation,
     damage or deficiency of or to Buyer or the Company to the extent the same is attributable to employment practices occurring prior to Closing; and

               (v) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section.

For purposes for this Agreement, the aggregate amount of such losses, liabilities, claims, obligations, damages, deficiencies, costs, expenses and fees shall be hereinafter referred to as "Damage" or "Damages." None of the foregoing Section 8.1(a)(i) to (v) shall limit the operation of any other such Section of this 8.1(a).

          (b) Time Limit on Certain Indemnification Claims. No action or claim for Damages resulting from breaches of the representations and warranties of Seller shall be brought or made after the expiration of a two-year period from the Closing Date, except that such time limitation shall not apply to (i) claims for misrepresentations or breaches of warranty relating to Sections 5.2 and 5.5, (ii) claims for misrepresentations or breaches of warranty relating to Sections 5.8, 5.9, 5.12, 5.20,
5.21 which may be asserted until 60 days after the expiration of the applicable limitations period, or (iii) any claims which have been the subject of a written notice from Buyer to Seller prior to the expiration of any of the foregoing periods, which notice specifies in reasonable detail the nature of the claim.

          (c)  Liability Threshold.  Subject to the terms of this
Agreement: (i) Seller shall not be liable to Buyer under Section 8.1(a)(i), (iii), (iv) or (v) or under Section 8.1(a)(ii) with respect to a breach of the covenant to assume liabilities set forth in Section 7.5 hereof, for Damages unless the cumulative total of Damages under any such section exceeds $100,000, and then only to the extent of such excess.

          (d) Certain Matters Excluded. Notwithstanding anything to the contrary in this Section 8.1, no condition of liability provided in this Section shall apply to the intentional or willful breach of any of the representations and warranties contained herein if such representation or warranty was made with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts contained therein not misleading.


     8.2  Indemnification by Buyer.


          (a) Extent of Indemnity. Buyer hereby agrees to indemnify and hold harmless Seller from and against:

               (i)  any loss, liability, claim, obligation,
     damage or deficiency of or to Seller arising out of or resulting from any misrepresentation or breach of representation or warranty of Buyer contained in this Agreement or in any agreement or statement or certificate furnished or to be furnished to Seller pursuant hereto or in connection with the transactions contemplated hereby (it being understood and agreed that for purposes of determining whether there has been any such misrepresentation or breach of a representation or warranty and for purposes of calculating the amount of Damages arising therefrom, the representations and warranties of Buyer shall be deemed not to be qualified by any concept of "material," "materiality" or similar qualification), provided, however, that any breach of a representation or warranty of Buyer that results from a state, condition, event or occurrence that constituted a breach by Seller of a representation or warranty of Seller shall not be deemed a breach on the part of Buyer;

               (ii) any loss, liability, claim, obligation, damage or deficiency of or to Seller arising out of or resulting from any breach or nonfulfillment of any covenant or agreement of Buyer contained in this Agreement or in any agreement or statement or certificate furnished or to be furnished to Seller pursuant hereto or in connection with the transactions contemplated hereby;

               (iii) any loss, liability, claim, obligation, damage or deficiency (including, without limitation, cost of investigation, remediation or other response action) of or to Seller or the Company arising out of or related to (1) environmental conditions, including without limitation, the presence, Release or threat Release of Hazardous Materials, in violation of Environmental Laws or which require investigation, remediation or other response action, first occurring after the Closing Date at, on, in, under or from any property owned, operated or leased by the Company after Closing, whether into the air, soil, ground or surface waters on-site or off-site; or (2) the off-site transportation, storage, treatment, recycling or disposal of Hazardous Materials Managed or Released by or on behalf of the Company occurring after Closing; or (3) any violation by the Company of any Environmental Law first occurring after the Closing Date (including, without limitation, costs and expenses required to bring the Company into compliance with the Environmental Laws violated);

          (At the Buyer's election, Buyer agrees to respond on Seller's or the Company's behalf and defend such environmental claims or pay the costs of Seller's or the Company's response and defense.)

               (iv)  any loss, liability, claim, obligation,
     damage or deficiency of or to Seller to the extent the same is attributable to employment practices occurring after Closing and prior to the Stock Put Closing; and

               (v) any actions, judgments, costs and expenses (including reasonable attorneys' fees and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section.

For purposes for this Agreement, the aggregate amount of such losses, liabilities, claims, obligations, damages, deficiencies, costs, expenses and fees shall be hereinafter referred to as "Damage" or "Damages." None of the foregoing Sections 8.2(a)(i) to (v) shall limit the operation of any other such section of this 8.2(a).

          (b) Time Limit on Certain Indemnification Claims. No action or claim for Damages resulting from breaches of representations and warranties of Buyer shall be brought or made after the expiration of a two year period from the Stock Put Closing date, except that such time limitation shall not apply to
(i) claims for misrepresentation or breaches of warranty relating to Sections 2 (capitalization) and 5 (corporate power) of
Schedule 7.6, (ii) claims for misrepresentations or breaches of warranty relating to Sections 7 (no liabilities), 9 (transaction with related parties), 17 (patents and intellectual property) and 14 (environmental matters) of Schedule 7.6, which may be asserted until 60 days after the expiration of the applicable limitations period, or (iii) any claims which have been the subject of written notice from Seller to Buyer prior to the expiration of any of the foregoing periods, which notice specifies in reasonable detail the nature of the claim.

          (c)  Liability Threshold.  Subject to the terms of this
Agreement: (i) Buyer will not be liable to Seller under Section 8.2(a)(i), (iii), (iv) or (v) or under Section 8.2(a)(ii) with respect to a breach of the covenant to assume liabilities set forth in Section 7.6 hereof for Damages unless the cumulative total of Damages under any such section exceeds $100,000 and then only to the extent of such excess.

          (d) Certain Matters Excluded. Notwithstanding anything to the contrary in this Section 8.2, no condition of liability provided in this Section shall apply to the intentional or willful breach of any of the representations and warranties contained herein if such representation or warranty was made with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts contained therein not misleading.


     8.3  Indemnification Procedures.

          (a) A party seeking indemnification pursuant to this Agreement (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding by a third party which is not an affiliate of any party hereto in respect of which indemnity may be sought hereunder (a "Third Party Claim"), and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder except to the extent that the Indemnifying Party is actually prejudiced thereby.

          (b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within 30 days of receipt of notice from the Indemnified Party of the commencement or assertion of any Third Party Claim in respect of which indemnity may be sought hereunder, to assume and conduct the defense of such Third Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (i) the defense of such Third Party Claim by the Indemnifying Party will not, in the judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; and (ii) the Indemnifying Party has sufficient financial resources, in the judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; and (iii) the Third Party Claim solely seeks (and continues to seek) monetary damages (the conditions set forth in clauses (i) through (iii) are collectively referred to as the "Litigation Conditions"). If the Indemnifying Party does not assume the defense of such Third Party Claim in accordance with this Section 8.1, the Indemnified Party may continue to defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 8.1, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that if (i) the Litigation Conditions cease to be met, or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection therewith.

          (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other is defending as provided in this Agreement.

          (d) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim (i) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a complete release from all liability in respect of such Third Party Claim, or (ii) which grants any injunctive or equitable relief, or (iii) which may reasonably be expected to have a material adverse effect on the affected business of the Indemnified Party. The Indemnified Party shall have the right to settle any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party, with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

          (e) Amounts payable in respect of indemnification obligations of the parties shall be treated as an adjustment to the purchase price paid in respect of the Stock pursuant to this Agreement. Whether or not the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.


     8.4 Claims Against the Company. Notwithstanding any provision in this Agreement to the contrary, on and after the Closing, Seller shall not be entitled to any indemnification from, or to make or receive any amount for any claim against, the Company in respect of any Damage or Damages arising out of or resulting from this Agreement or the transactions contemplated by this Agreement; and on and after the Stock Put Closing, Buyer shall not be entitled to any indemnification from, or to make or receive any amount for any claim against, the Company in respect of any Damage or Damages arising out of or resulting from this Agreement or the transactions contemplated by this Agreement.



                           ARTICLE IX
                       TAX INDEMNIFICATION


     9.1  Liability and Indemnity for Pre-Closing Taxes.

          Seller shall assume and shall promptly cause to be paid when due and shall indemnify the Buyer and the Company for, in accordance with this Article IX, all Taxes imposed for or with respect to all taxable periods, or portions thereof, of the Company, whether or not a regular or short tax year, ending on or prior to the Closing Date ("Pre-Closing Periods"), and shall receive the benefit of all refunds for such Pre-Closing Periods.


     9.2  Preparation of Returns and Payment of Taxes.

          (a) Returns for which the Closing Date or a Date Prior to the Closing Date is the End of a Taxable Period. Seller shall prepare and file any Federal, state or local Tax Return for any Pre-Closing Period of the Company (including any consolidated, combined or unitary Return that includes the Company) that ends prior to or on the Closing Date, and shall pay all Taxes shown to be due thereon, and shall receive the benefit of any refund shown to be due thereon.

          (b) Returns for which the Closing Date is not the End of a Taxable Period.

               (i) The Company shall prepare and file any state, local or foreign Tax Return for any Pre-Closing Period of the Company that begins before, but ends after, the Closing Date ("Shared Period Returns"), and shall pay all Taxes shown to be due thereon and shall receive the benefit of any refund shown to be due thereon. Seller shall pay the Company for, and indemnify the Company against, the Pre-Closing Portion (as defined below) of the Taxes paid by the Company with respect to any Shared Period Return, and shall receive the benefit of any refund for such Pre-Closing Portion (as defined below).

               (ii) As used herein with respect to any Shared Period Return, "Pre-Closing Portion" means (a) with respect to Taxes other than property taxes, the portion of the Tax shown to be due on such Return calculated on the basis of the taxable income (or other measure of Tax) of the Company and the tax rates applicable thereto as though the taxable period of the Company ended at the close of business on the Closing Date; and (b) with respect to property taxes, an apportionment of such Tax to the Pre-Closing Period on a per-diem basis.

               (iii)  The Company shall compute the Pre-
     Closing Portion with respect to any Shared Period Return and shall submit such computation to Seller no later than 20 business days prior to the due date of such Return. Seller shall review and approve such computation within 10 business days after receipt, or shall give notice to the Company of its disagreement, stating in detail its reasons therefor.
     In case of such disagreement, the dispute shall be submitted to an independent accounting firm agreed upon by the parties (the "Independent Accountants") for resolution. The decision of the Independent Accountants resolving the dispute shall be final.


     9.3  Subsequent Adjustments.

          (a) In the case of any audit, examination or other proceeding ("Proceeding") with respect to Taxes for which Seller is or may be liable pursuant to this Agreement, Buyer or the Company shall promptly inform Seller, within 20 business days after receipt of notice of such Proceeding is received from any taxing authority. Seller shall have the right to control any such Proceeding but shall not be obligated to do so, and the Buyer and the Company shall cooperate fully with Seller respecting the conduct of such Proceedings. If there is a reasonable basis therefor, Seller may contest and settle such Proceeding; provided, however, that no such settlement shall, without the consent of the Company or the Buyer, adversely affect the Company or Buyer with respect to any Taxes due for any period after the period that is the subject of the Proceeding.

          Any Proceeding with respect to Taxes for any period for which a Shared Period Return was filed shall be controlled by Buyer. Seller shall cooperate fully with the Buyer respecting such Proceedings. If there is a reasonable basis therefor, Buyer or the Company may contest and settle such Proceeding; provided, however, that no such settlement shall, without the consent of Seller (which consent shall not be unreasonably withheld), increase any Pre-Closing Portion with respect to such Shared Period Return.

          (b) Any adjustments to Tax made as the result of the resolution of any Proceeding relating to a Return for any Pre-
Closing Period or the Pre-Closing Portion of a Shared Period
Return shall be paid by Seller.

          (c) Any adjustments to Tax made as a result of the resolution of any Proceeding relating to a Return for any Post-
Closing Period or the Post-Closing Portion of a Shared Period
Return shall be paid by Buyer.



                            ARTICLE X
               CONDITIONS PRECEDENT TO THE CLOSING


     10.1 Conditions Precedent to the Obligations of Buyer. All obligations of Buyer under this Agreement are, at its sole option, subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

          (a) Bringdown of Representations and Warranties. The representations and warranties of Seller and the Company contained in this Agreement shall be true and correct on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time and Buyer shall have received two certificates to such effect, one signed by the chief executive officer and chief financial officer of Seller and one signed by the chief executive officer and chief financial officer of the Company.

          (b) Compliance with this Agreement. Seller and the Company shall have performed and complied in all respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

          (c) No Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

          (d) Consents and Approvals. Seller and the Company shall have obtained all approvals, authorizations and consents of any governmental or regulatory official, body or authority and parties to contracts as are required to consummate the transactions contemplated herein and to permit Buyer to own the Stock of the Company following the Closing.

          (e) Material Adverse Changes. No Material Adverse Effect in light of the fact that the Company is being held for sale and the operations of the Company are accounted for as discontinued operations under generally accepted accounting principles in the financial statements of Seller shall have occurred.

          (f) HSR Act. The waiting period under the HSR Act shall have expired or been terminated.

          (g) Opinion of Counsel. Buyer shall have received from Jill B. W. Sisson, General Counsel of Seller, or Holme Roberts & Owen LLP, counsel for Seller, an opinion dated the date of the Closing in form and substance satisfactory to Buyer, to the effects set forth in Exhibit C.

          (h) Satisfactory Instruments. All instruments and documents required on Seller's and the Company's part to effectuate and consummate the transactions contemplated hereby shall be delivered to Buyer and shall be in form and substance reasonably satisfactory to Buyer and its counsel.

          (i) Release. Buyer shall have received from Seller a waiver and release of any and all claims (other than claims arising directly pursuant to this Agreement) Seller may have, now or in the future, against GAC and the Subsidiaries, and their respective directors, officers, employees or agents, which release shall be in form of Exhibit D hereto.

          (j) Resignations. Seller shall have delivered to Buyer at Closing, which shall be effective as of the Closing, resignations of all officers and directors of the Company except as specifically requested by Buyer in a form and substance satisfactory to Buyer in its sole discretion.


     10.2 Conditions Precedent to the Obligations of Seller. All obligations of Seller under this Agreement are, at its sole option, subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

          (a) Bringdown of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the time of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such time and Buyer shall have delivered to Seller a certificate, signed by its President or a Vice President, to such effect.

          (b) Compliance with this Agreement. Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

          (c) No Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

          (d) Opinion of Counsel for Buyer. Seller shall have received from Richard L. Krzyzanowski, General Counsel of Buyer, or Dechert Price & Rhoads, counsel for Buyer, an opinion dated the date of the Closing in form and substance satisfactory to Seller, to the effect set forth in Exhibit E.

          (e) Satisfactory Instruments. All instruments and documents required on the part of Buyer to effectuate and consummate the transactions contemplated hereby shall be delivered to Seller and shall be in form and substance reasonably satisfactory to Seller and their counsel.

          (f) Bank Accounts. Buyer has established separate bank accounts for the Company to be maintained until either the payment of the Deferred Payment or the exercise of the Stock Put.



                           ARTICLE XI
                      POST CLOSING MATTERS


     11.1 Maintenance of Books and Records. Each of Seller, the Company and Buyer shall preserve until the seventh anniversary of the Closing Date all books and records possessed or to be possessed by such party relating to any of the assets, liabilities or business of the Business prior to the Closing Date and any Post-Closing Period. Such books and records shall include periods after the Closing Date, and, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (i) the officers and employees of such party then employed and (ii) the books and records of such party but, in each case, only to the extent relating to the assets, liabilities or business of the Business prior to the Closing Date or for the two year period following closing, and the other parties and their representatives shall have the right to make copies of such books and records;
provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and further, provided, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representatives will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors or representatives. Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 60th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party. Buyer acknowledges and agrees that it shall constitute a legitimate purpose under this Section of any request by the Company or Seller hereunder in connection with the tax returns or any audit, any litigation or investigation against the Company, Seller or an affiliate thereof involving the Business.


     11.2 Payments Received. Seller and Buyer each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their reasonable efforts not to convert such checks into cash), or other property that they may receive on or after the Closing that belongs to the other party, including, without limitation, any insurance proceeds, and each will account to the other for all such receipts. From and after the Closing, Buyer shall have the right and authority to endorse without recourse the name of the Company on any check or any other evidences of indebtedness received by Buyer on account of the Business transferred to Buyer hereunder.


     11.3 Cooperation. Seller and Buyer agree that after Closing they will cooperate with each other, and use their best efforts to cause the employees of the Company to be available and to cooperate with the other party, with respect to claims and litigation, including proceedings regarding disputed taxes, relating to the assets, liabilities of or the business of the Business.


     11.4 Certain Covenants of Seller. Seller covenants and agrees that:

          (a) Discharge of Business Obligations. From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Business, its operations or the assets and properties used therein (except for the Assumed Liabilities), including, without limitation, any liabilities or obligations to employees, trade creditors and clients of the Business.

          (b) Non-Compete. On and after the Closing, Seller agrees not to compete (directly or indirectly through an ownership interest in or other arrangement with any other entity other than a minority interest in a publicly held company) with the continuous cast rolled aluminum can sheet business of the Company, including the development of intellectual property used in such business, for a period of two years.

          (c) Press Releases. Until the earlier of either (i) the payment of the Deferred payment or (ii) the Stock Put
Closing, Seller shall consult with Buyer to the extent practicable with regard to all press releases and other announcements concerning this Agreement or the Business or the transactions contemplated hereby].

          (d) Testing Results. After Closing, when received, Seller shall deliver to Buyer for its information the report results of equipment testing performed by Factory Mutual Engineering Association prior to Closing on certain equipment located at the Colorado and Texas Mills or discussed in such report.

          (e) Confidentiality. After Closing, Seller will hold, and shall cause their employees, officers and directors, counsel, independent certified public accountants, appraisers and investment bankers to hold, in confidence any confidential data or information made available to Seller in connection with this Agreement with respect to the Business or created or learned after Closing with respect to the Business using the same standard of care to protect such confidential data or information as is used to protect Seller's confidential information, provided that Seller shall have no further obligation under this
Section 11.4(e) upon the exercise by Buyer of the Stock Put
Option.


     11.5 Certain Covenants of Buyer. Buyer covenants and agrees that:
          (a) Actions of Buyer. After Closing, Buyer shall use its best efforts and Buyer shall cause the Company to use its best efforts after the Closing to conduct the Business in such a manner that at the Stock Put Closing, the representations and warranties of Buyer and Company contained in Schedule 7.6 shall be true and correct when given at the Stock Put Closing. Buyer and Company will promptly notify Seller in writing of any event or fact which is likely to cause a material breach of its representations, warranties, covenants and agreements when such representations and warranties are given at the Stock Put
Closing. The Buyer and Company shall promptly advise Seller in writing of the occurrence or development (exclusive of general economic factors affecting business in general) of a nature that is or may be materially adverse to the business, operations, properties, assets, prospects or conditions (financial or otherwise) of the Company.

          (b)  Access.  After Closing and until the earlier of
(1) payment of the Deferred Payment or (ii) the Stock Put Closing, Buyer and Seller shall give Seller's officers, employees, counsel, accountants and other representatives access to and the right to inspect, upon reasonable notice and during normal business hours, all of the premises, properties, assets, records, contracts and other documents relating to the Business and shall permit them to consult with the officers of the Company and Buyer for the purpose of making such investigation of the Business as Seller shall reasonably desire to make, provided that such investigation shall not unreasonably interfere with the operation of the Business.

          (c) Financial and Other Reports. After Closing and until the earlier of (i) payment of the Deferred Payment or (ii) the Stock Put Closing, Buyer and the Company shall furnish to Seller all quarterly and annual financial statements and reports of the Company and of the Business as are prepared by Buyer or the Company as soon as practicable after such statements and reports are completed.

          (d)  Insurance.  At Closing and until the earlier of
(i) payment of the Deferred Payment or (ii) the Stock Put
Closing, Buyer will maintain property and casualty insurance policies with respect to the Company and its assets substantially similar in coverage to the property and casualty policies described in Section 5.15.

          (e) Confidentiality. Until such time as the Deferred Payment is paid, Buyer will hold, and shall cause its employees, officers and directors, counsel, independent certified public accountants, appraisers and investment bankers to hold in confidence any confidential data or information made available to Buyer in connection with this Agreement with respect to the Business or created or learned after Closing with respect to the Business using the same standard of care to protect such confidential data or information as is used to protect Buyer's confidential information.

          (f) Non-Compete. On and after the Stock Put Closing, if it occurs, Buyer agrees not to compete (directly or indirectly through an ownership interest in or other arrangement with any other entity other than a minority interest in a publicly held company) in the continuous cast rolled aluminum can sheet business, including the development of intellectual property used in such business of the Company, for a period of two years.

          (g) Press Releases. Until the earlier of either (i) the payment of the Deferred payment or (ii) the Stock Put Closing, Buyer shall consult with Seller and the Company with regard to all press releases and other announcements concerning this Agreement or the Business or the transactions contemplated hereby.


     11.6 Default on Certain Indebtedness. If, after the Closing, Buyer or any Subsidiary of Buyer defaults on the payment when due at maturity or by acceleration of any indebtedness in excess of $100,000,000, Buyer shall promptly thereupon either pay the Deferred Payment or exercise the Stock Put Option (without regard to any notice period for such exercise otherwise provided by Section 3.2).


     11.7 Board Appointment. From and after Closing and until the earlier of (i) the payment of the Deferred Payment or
(ii) the Stock Put Closing, Seller shall have the right to designate and appoint one member of GAC's Board of Directors and that initial designee shall be William K. Coors.



                           ARTICLE XII
                           TERMINATION


     12.1 Termination. This Agreement may be terminated by either Seller or Buyer, as applicable, and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

          (a)  by mutual written consent of Seller and Buyer;

          (b) by either Seller or Buyer (by written notice to the other) if the Closing shall not have occurred within 90 days of the date of this Agreement, provided that no termination right under this Section shall be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to such date and provided further that Seller cannot terminate this Agreement if the Company fails to fulfill any obligation under this Agreement that caused or resulted in the failure of the Closing to occur on or prior to such date;

          (c) by either Seller or Buyer (by written notice to the other) if any court of competent jurisdiction in the United States or federal or state governmental or regulatory body in the United States shall have issued an order, decree or ruling or taken such other action that permanently restrains, enjoins or otherwise prohibits the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and non-appealable;

          (d) by Seller (by written notice to Buyer), if there has been a material breach of any representation, warranty or covenant on the part of Buyer such that the conditions set forth in Section 10.2 would not be satisfied, provided that termination pursuant to this section shall not be effective unless Seller shall have given to Buyer at least 30 days prior notice of its claim of default so as to afford Buyer the opportunity to cure; and

          (e) by Buyer (by written notice to Seller), if there has been a material breach of any representation, warranty or covenant of Seller or the Company such that the conditions set forth in Section 10.1 would not be satisfied, provided that termination pursuant to this Section shall not be effective unless Buyer shall have given to Seller at least 30 days prior notice of its claim of default so as to afford Seller or the Company the opportunity to cure.



     12.2 Effect of Termination. In the event of the termination of this Agreement in accordance with the provisions of Section of 12.1 hereof, this Agreement shall become null and void and have no further effect without any liability on the part of any of the parties except as follows:

          (a) if the termination results from the willful failure to perform its obligations, hereunder, such nonperforming party shall be fully liable for any and all damages, cost and expenses (including, without limitation, reasonable attorney's fees) sustained or incurred by such other party; or

          (b) if the termination results and not as a result of willful failure of any party to perform its obligations hereunder, but as the result of the material breach by such party of a representation, warranty, or covenant hereunder, such breaching party shall be liable to the other party for all costs and expenses of the other party in connection with the preparation, negotiation, execution and performance of this Agreement.



                          ARTICLE XIII
                          MISCELLANEOUS


     13.1      Brokers' and Finders' Fees.

          (a) Seller represents and warrants to Buyer that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby except Dillon, Read & Co. Inc., and Seller agrees to indemnify and hold harmless Buyer and the Company against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it or them as a result of Seller's dealings, arrangements or agreements with Dillon, Read & Co. Inc., or any other person.

          (b)  Buyer represents and warrants that all
negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission in respect of this Agreement or the consummation of the transactions contemplated hereby, and Buyer agrees to indemnify and hold harmless Seller against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Buyer's dealings, arrangements or Agreements with any person.


     13.2 Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement, and the consummation of the transactions contemplated hereby.


     13.3 Contents of Agreement; Parties in Interest;. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. It shall not be amended or modified except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.


     13.4 Assignment and Binding Effect. This Agreement may not be assigned prior to the Closing by any party hereto without the prior written consent of the other parties, provided that the Stock Percentage Right may be assigned by Seller to Adolph Coors Company or a subsidiary of Adolph Coors Company. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of Seller, the Company and Buyer.


     13.5 Waiver. Any term or provision of this Agreement may be waived at any time by Seller with respect to any term that entitles Seller or the Company to the benefit thereof by a written instrument duly executed by such party.


     13.6 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by facsimile or by registered or certified mail, postage prepaid, as follows:

     If to Buyer, to:

     Crown Cork & Seal Company, Inc.
     One Crown Way
     Philadelphia, PA  19154-4599
     Attention:  Ronald R. Thoma, Executive Vice President
     Facsimile:  (215) 698-5201

     With a required copy to:

     Dechert Price & Rhoads
     4000 Bell Atlantic Tower
     1717 Arch Street
     Philadelphia, PA  19103
     Attention:  Thomas A. Ralph, Esq.
     Facsimile:  (215) 994-2222

     If to Seller or the Company, to:

     ACX Technologies, Inc.
     16000 Table Mountain Parkway
     Golden, CO 80403
     Attention:     Joseph Coors, Jr., President
     Facsimile:     (303) 271-7055

     With a required copy to:

     ACX Technologies, Inc.
     16000 Table Mountain Parkway
     Golden, CO 80403
     Attention:     Jill B. W. Sisson, Esq., General Counsel
     Facsimile:     (303) 271-7055

     With an additional required copy to:

     Holme Roberts & Owen, LLP
     Suite 4100
     1700 Lincoln Street
     Denver, CO 80203
     Attention:     Martha D. Rehm, Esq.
     Facsimile:     (303) 866-0200

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date so delivered, sent by facsimile (with confirmation of receipt) or three days after deposited with the United States Post Office.


     13.7 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Colorado without regard to conflicts of law principles.


     13.8 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement (including, without limitation, of Sections 7.5 and 7.6 hereof) are for the sole benefit of the parties hereto and their successors and assigns, and they shall not be construed as conferring any rights on any other persons.


     13.9 Headings, Gender and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.


     13.10     Schedules and Exhibits.  All Exhibits and
Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.


     13.11 Survival. The representations, warranties and covenants contained in this Agreement shall survive the Closing as set forth in Article VIII. Seller and the Company acknowledge that their representations and warranties in this Agreement shall not be affected or mitigated by any investigation conducted by Buyer or its representatives prior to Closing or any knowledge of Buyer.


     13.12 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     13.13 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by the parties. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written.


                                   BUYER:

                                   CROWN CORK & SEAL COMPANY,
                                   INC.

                                   By_/s/Ronald R. Thoma
                                     Ronald R. Thoma,
                                      Executive Vice President

                                   By_/s/William T. Gallagher
                                     William T. Gallagher,
                                      Assistant Secretary

                                   THE COMPANY:

                                   GOLDEN ALUMINUM COMPANY

                                   By_/s/Joseph Coors, Jr.
                                     Joseph Coors, Jr.,
                                      Chairman of the Board of
                                      Directors


                                   SELLER:

                                   ACX TECHNOLOGIES, INC.

                                   By_/s/Joseph Coors, Jr.
                                     Joseph Coors, Jr.,
                                      President and Chief
                                      Executive Officer